Form 10-K, Exhibit 13
period 1996-12-31
COMSOUTH BANKSHARES INC
filed 1997-03-28
CIK 823246

PORTIONS OF REGISTRANT'S 1996 ANNUAL REPORT TO SHAREHOLDERS
                     INCORPORATED BY REFERENCE IN FORM 10-K.

(Information set forth on page 3 of Registrant's Annual Report to Shareholders)

                          3-YEAR FINANCIAL HIGHLIGHTS

                                                         1996                  1995                    1994
Net income ....................................     $  1,828,426            $  1,381,471            $ 1,046,748
Book value (year-end) per common share ........             8.90                    7.79                   6.70
Total assets ..................................      164,634,464             133,422,628             96,919,653
Loans (net) ...................................      113,879,003              91,024,087             67,300,821
Deposits ......................................      145,407,818             117,762,790             82,908,409
Stockholders' equity ..........................       13,640,822              11,879,138             10,103,976
Return on assets ..............................             1.30%                   1.22%                  1.13%
Return on stockholders' equity ................            14.54%                  12.74%                 11.12%

(Information set forth on pages 5 through 17 of Registrant's Annual Report to Shareholders)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Statements included in Management's Discussion and Analysis of Financial Condition and Results of Operations which are not historical in nature, are intended to be, and are hereby identified as, `forward looking statements' for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. The Corporation cautions readers that forward looking statements, including without limitation, those relating to the Corporation's future business prospects, revenues, working capital, liquidity, capital needs, interest costs, and income, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward looking statements, due to several important factors herein identified, among others, and other risks and factors identified from time to time in the Corporation's reports filed with the Securities and Exchange Commission.

Management's Discussion and Analysis should be read in conjunction with the consolidated financial statements and accompanying notes thereto as well as the supplementary financial, tabular, and historical information presented elsewhere in this Annual Report.


                          TABLE 1 - FINANCIAL SUMMARY
                             Summary of Operations
                       (thousands, except per share data)
                                                                1996            1995           1994           1993           1992
                                                                ----            ----           ----           ----           ----
Interest income .......................................     $  11,276       $   9,234       $  6,786       $  6,537       $  7,392
Interest expense ......................................         4,924           4,125          2,570          2,690          3,562
                                                            ---------       ---------       --------       --------       --------
Net interest income ...................................         6,352           5,109          4,216          3,847          3,830
Provision for loan losses .............................           110             195             75            135          1,548
                                                            ---------       ---------       --------       --------       --------
Net interest income after provision
  for loan losses .....................................         6,242           4,914          4,141          3,712          2,282
Noninterest income ....................................         1,646           1,469            771            690          1,083
Noninterest expense ...................................         5,131           4,576          3,927          3,836          3,991
                                                            ---------       ---------       --------       --------       --------
Income before income taxes ............................         2,757           1,807            985            566           (626)
Applicable income (taxes) benefit .....................          (929)           (426)            62            (43)           (33)
                                                            ---------       ---------       --------       --------       --------
Net income (loss) .....................................     $   1,828       $   1,381       $  1,047       $    523       $   (659)
                                                            =========       =========       ========       ========       ========
Earnings (loss) per share - primary (1) ...............     $    1.16       $     .91       $    .70       $    .35       $   (.44)
Earnings (loss) per share - fully diluted (1) .........     $    1.15       $     .91       $    .70       $    .35       $   (.44)
Book  value (year-end) per common share ...............     $    8.90       $    7.79       $   6.70       $   6.13       $   5.78
Selected year-end assets and liabilities
Total assets ..........................................     $ 164,634       $ 133,423       $ 96,920       $ 95,008       $ 94,162
Interest-earning assets ...............................       151,635         119,429         89,179         87,105         86,698
Investment securities .................................        34,106          22,135         21,878         23,323         21,769
Loans (net) ...........................................       113,879          91,024         67,301         59,883         61,614
Deposits ..............................................       145,408         117,763         82,908         82,898         83,087
Noninterest-bearing deposits ..........................        35,678          24,654         13,392         11,430         10,823
Interest-bearing deposits .............................       109,730          93,109         69,516         71,468         72,264
Interest-bearing liabilities ..........................         4,659           2,193          3,422          2,513          1,727
Stockholders' equity ..................................        13,641          11,879         10,104          9,238          8,715
Ratios (average)
Loans to deposits .....................................         82.55%          80.62%         71.87%         73.58%         79.28%
Return on assets ......................................          1.30%           1.22%          1.13%          0.58%         (0.69%)
Return on interest-earning assets .....................          1.37%           1.30%          1.20%          0.62%         (0.74%)
Return on stockholders' equity ........................         14.54%          12.74%         11.12%          5.68%         (7.03%)
Net interest income to interest-earning assets ........          4.78%           4.81%          4.84%          4.53%          4.27%
Net charge-offs (recoveries) to loans .................          0.09%           0.01%         (0.11%)         0.66%          0.74%
Stockholders' equity to assets ........................          8.94%           9.55%         10.13%         10.21%          9.84%
Stockholders' equity to deposits ......................         10.16%          10.94%         11.69%         11.60%         11.36%
Risk-based capital ratio ..............................         13.30%          13.43%         16.23%         15.27%         14.20%
Tier 1 leverage ratio .................................         11.90%          12.17%         14.96%         14.00%         13.00%


(1) See Note 1 to consolidated financial statements regarding earnings per share calculation.

RESULTS OF OPERATIONS

The Corporation realized record earnings for the year ended December 31, 1996. Net income increased by 32% to $1,828,000 or $1.15 per fully diluted share over the $1,381,000 or $.91 per share earned in 1995. The economy in both markets served by the banks was relatively strong. As a result, the high loan demand experienced by both banks during the fourth quarter of 1995 continued throughout 1996, resulting in an increase in interest income from loans. The increase in loans outstanding was the major reason for the improved earnings as the net interest margin remained fairly stable during the two years. The Corporation showed only a modest increase in noninterest income over the prior year as management decided to consolidate and downsize the mortgage lending function during the year, resulting in a decrease of approximately $140,000 in fees from the program. Management believed that the time dedicated to the administration of the mortgage lending function would be more effectively used if focused toward the development of the traditional lending and deposit gathering activities.
                                       18

The Corporation had total revenues of $12,922,000, $10,703,000 and $7,557,000 for the three years ending 1996, 1995 and 1994, respectively. Total expenses for the same periods were $11,094,000, $9,322,000 and $6,510,000.

The increase in revenue provided by interest on loans in 1996 over 1995 is primarily the result of the strong loan growth realized by both banks during 1996. The growth in revenue related to investment securities is due to a steady growth of deposits during the year. Funds provided by this deposit growth were used to support the loan growth and increase the investment portfolio.

Noninterest income increased over the prior year as both banks were successful in the promotion of the "Business Manager" product, increasing fee income from the product by $200,000 over 1995. This product provides immediate cash flow to small businesses through the purchase by the Banks of such businesses' receivables. The Banks are paid a fee for the billing and collection of these receivables and retain full recourse against the seller of the purchased receivables in case of default. Deposit fee income increased by approximately $113,000 over 1995 as a result of the strong growth in deposit relationships during the year, coupled with a change in service charges during the third quarter by BOCL. As previously mentioned noninterest income was partially impacted by approximately $140,000 in reduced fees due to management's decision to downsize the mortgage lending function. Based on the results noted from the increase in loan production, increased deposit activity and the increase in fees generated by the Business Manager product, the decision appears to have had merit.

The increase in interest paid on deposits is almost entirely due to the 23% growth in deposits over the prior year, as rates paid during the two periods were relatively stable and the mix in the deposit structure remained basically the same for both periods. The increase in interest on the note payable category is the result of a borrowing of $1,200,000 during the year by the Corporation to accommodate funding requirements during the year. The decrease in expenses related to the provision for loan losses was the result of continued focus on strict credit underwriting standards and the effectiveness of a sound credit review function. Salaries and employee benefits expense increased by a modest 7% over the prior year and was primarily due to merit increases. However, some additional staffing was required during the year to support the growth in deposits and loans. Furniture and equipment expenses increased during the year primarily as a result of an expansion of BOCL, which increased its square footage by a third more than its original size. Purchases of new furniture and equipment were made to correspond with the expansion of the facilities. Additionally, BOCL installed a local area network (LAN) during 1996 to better serve and support its banking activities and customers.

Other expenses increased by approximately $295,000 over 1995. Legal expenses related to increased activity during the year concerning pending lawsuits accounted for $170,000 of this increase. See Note 2 - Stockholder Legal Action for further details of this pending suit. Supplies and printing expenses increased by $25,000 and postage and freight increased by $25,000. The increased expenses in both of these categories were the result of the strong growth realized in loans and deposits. Training expenses increased by $22,000 as the banks continued to strengthen the skills of their staffs through attendance in various banking schools and seminars. In addition, training was provided to the staff of BOCL to support the implementation of the LAN which was previously discussed. Directors' fees increased by $9,000 during the year due to fees paid to corporate directors for their services. These fees were only paid for the last quarter of 1995.

In addition to the other normal operating expenses discussed above the Corporation recorded a loss of $25,000 on a counterfeit check and $23,000 on the sale of other real estate owned (OREO) during the year.

Income tax expenses for 1996 increased by approximately $503,000 over 1995. The 1995 tax expense was reduced as a result of the utilization of $13,000 in tax credits related to an alternative minimum tax expense in the prior year and a reduction in the deferred tax asset valuation allowance of $200,000. The Corporation did continue to reduce its deferred tax asset valuation allowance in 1996 as a result of continued profits and the belief that the deferred tax assets would more likely than not be realized through future earnings. The reduction in the valuation allowance for 1996, however, was only $120,000 as compared to the $200,000 for 1995. The remainder of the difference in income tax expense is due to the improvement in pretax income. See Note 15 to the consolidated financial statements for further details concerning income tax expenses for 1996, 1995 and 1994.

Summarized in Table 2 is an analysis of the composition of the Corporation's revenues and expenses for 1996, 1995 and 1994.


                         TABLE 2 - REVENUE AND EXPENSES

                                                                   Year ended December 31,
                                                                   -----------------------
                                                        1996                         1995                         1994
                                                       Amount             %         Amount            %          Amount        %
                                                       ------           -----       ------         ------        ------     ------
Revenues
Interest on loans ...............................     $ 9,454,242        73.2%   $ 7,723,855        72.2%   $ 5,503,179      72.8%
Interest on investment securities ...............       1,674,717        13.0%     1,361,008        12.7%     1,209,414      16.0%
Interest on temporary investments ...............         147,320         1.1%       148,778         1.4%        73,463       1.0%
Noninterest income ..............................       1,646,054        12.7%     1,469,342        13.7%       770,700      10.2%
                                                      -----------       -----    -----------       -----    -----------     -----
Total revenues ..................................     $12,922,333       100.0%   $10,702,983       100.0%   $ 7,556,756     100.0%
                                                      ===========       =====    ===========       =====    ===========     =====

Expenses
Interest on deposits ............................     $ 4,756,452        42.9%   $ 4,008,427        43.0%   $ 2,475,804      38.0%
Interest on note payable and
  securities sold under agreements
  to repurchase .................................         167,104         1.5%       116,136         1.2%        93,979       1.4%
Provision for loan losses .......................         110,000         1.0%       195,000         2.1%        75,000       1.2%
Salaries and employee benefits ..................       2,661,977        24.0%     2,481,335        26.6%     2,053,878      31.6%
Occupancy expenses ..............................         433,592         3.9%       429,183         4.6%       384,133       5.9%
Furniture and equipment .........................         406,767         3.6%       341,966         3.7%       281,216       4.3%
Advertising and marketing .......................          89,358         0.8%        78,643         0.8%        83,735       1.3%
Other ...........................................       1,539,418        13.9%     1,244,695        13.4%     1,124,005      17.3%
Taxes ...........................................         929,239         8.4%       426,127         4.6%       (61,742)     (1.0%)
                                                      -----------       -----    -----------       -----    -----------     -----
Total expenses ..................................     $11,093,907       100.0%   $ 9,321,512       100.0%   $ 6,510,008     100.0%
                                                      ===========       =====    ===========       =====    ===========     =====


Discussion of the Corporation's financial condition and expanded discussion of its operating results are presented in the following narratives and tables.

NET INTEREST INCOME

Net interest income represents the differences between interest earned on assets and the interest paid on liabilities. It traditionally constitutes the largest source of a financial institution's earnings.

For the years 1996, 1995 and 1994, net interest income totaled $6,353,000, $5,109,000 and $4,216,000, respectively. The increase in net interest income in 1996 from 1995 as well as 1995 from 1994 was principally due to the growth in loans outstanding for each year as loans outstanding increased by 25% or $22,900,000 in 1996 over 1995 and 35% or $23,900,000 in 1995 over 1994.

The average yield on earning assets for 1996, 1995 and 1994 was 8.48%, 8.69% and 7.79%, the average rate paid on interest bearing liabilities was 4.72%, 4.84% and 3.65%, and the annualized net yield on average earning assets (net interest income divided by average earning assets) was 4.78%, 4.81% and 4.84%, respectively.

The change in yields on earning assets and rates paid on interest bearing liabilities from 1995 to 1996 was the result of competitive pricing in both markets served by the banks. The change in yields and rates of the 1994 to 1995 period was primarily due to several prime rate changes, which occurred periodically during 1994. Even though rates paid on interest bearing liabilities are not generally tied to the prime lending rate, changes in the prime lending rate have traditionally impacted the market rate for such liabilities. Management continues to focus its efforts on minimizing any earnings impact as a result of increased competition, or rate changes. These efforts appear to have been successful due to the relatively stable net interest margin during the three year period. 20

Table 3 shows the yields and costs on average balances for the periods discussed.


         TABLE 3 - COMPARATIVE AVERAGE BALANCE SHEETS - YIELD AND COSTS

          (Average balances for years ended December 31, in thousands)

                                                       1996                           1995                         1994
                                                       ----                           ----                         ----
                                         Average    Revenues/    Yield   Average   Revenues/   Yield   Average    Revenues/  Yield
                                         Balance     expense     Rate    Balance    expense    Rate    Balance    expense    Rate
                                        --------    --------     ----    --------   ------     ----    --------   --------   ----
Interest  earning assets:
Loans1 ..............................   $102,207    $ 9,454     9.25%   $ 79,881   $7,724     9.67%   $ 62,568   $  5,503   8.79%
Investment securities (taxable) .....     28,064      1,675     5.97%     23,902    1,361     5.69%     22,648      1,209   5.34%
Federal funds sold ..................      2,757        147     5.33%      2,532      149     5.88%      1,842         74   4.00%
                                        --------    -------     ----    --------   ------     ----    --------   --------   ----
Total interest-earning assets .......    133,028     11,276     8.48%    106,315    9,234     8.69%     87,058      6,786   7.79%
                                        --------    -------     ----    --------   ------     ----    --------   --------   ----

Noninterest  earning assets
Cash and due from banks .............      6,263                           5,763                         4,543
Premises and equipment ..............      1,419                           1,321                         1,178
Other, less allowance for loan losses         46                              64                           197
                                        --------                        --------                      --------
Total noninterest earning assets ....      7,728                           7,148                         5,918
                                        --------                        --------                      --------
Total assets ........................   $140,756                        $113,463                      $ 92,976
                                        ========                        ========                      ========

Interest-bearing liabilities:
Interest-bearing deposits
  NOW, money market and savings .....   $ 54,257    $ 2,139     3.94%   $ 41,363   $1,653     4.00%   $ 33,699   $  1,078   3.20%
  Time deposits .....................     46,848      2,618     5.59%     41,329    2,356     5.70%     34,314      1,398   4.07%
                                        --------    -------     ----    --------   ------     ----    --------   --------   ----
Total interest-bearing deposits .....    101,105      4,757     4.71%     82,692    4,009     4.85%     68,013      2,476   3.64%
Short-term borrowings ...............      2,017         88     4.36%      1,915       83     4.33%      1,856         65   3.50%
Note payable and US Treasury tax
   and loan accounts ................      1,183         79     6.68%        641       33     5.15%        622         29   4.66%
                                        --------    -------     ----    --------   ------     ----    --------   --------   ----
Total interest-bearing liabilities ..    104,305      4,924     4.72%     85,248    4,125     4.84%     70,491      2,570   3.65%

Noninterest-bearing liabilities
Demand deposits .....................     22,706                          16,387                        12,535
Other liabilities ...................      1,167                             985                           536
                                        --------                        --------                      --------
                                         128,178                         102,620                        83,562
Stockholders' equity ................     12,578                          10,843                         9,414
                                        --------                        --------                      --------
Total liabilities and stockholders'
  equity ............................   $140,756                        $113,463                      $ 92,976
                                        ========                        ========                      ========
Net interest income .................               $ 6,352                        $5,109                        $  4,216
                                                    =======                        ======                        ========

Margin analysis
Interest income/earning assets ......                            8.48%                        8.69%                         7.79%
Interest expense/earning assets .....                            3.70%                        3.88%                         2.95%
                                                                 ----                         ----                          ----
Net interest income/earning assets2..                            4.78%                        4.81%                         4.84%
                                                                 ====                         ====                          ====


--------
1 Nonaccrual loan balances have been excluded.
2 Net interest income divided by total interest earning assets.

Table 4 analyzes changes in net interest income resulting from changes in volume and rates in the periods discussed.


                  TABLE 4 - VOLUME AND RATE VARIANCE ANALYSIS
                             (Tax equivalent basis)

                                                           1996 Compared to 1995                     1995 Compared to 1994
                                                           ---------------------                     ---------------------
                                                     Change in    Change in                   Change in     Change in
                                                     Volume(1)     Rate(1)      Total         Volume (1)     Rate(1)       Total
                                                     ---------     -------      -----         ----------     -------       -----
Interest income:
Loans ........................................    $2,066,082    ($335,695)    $ 1,730,387     $1,671,059    $ 549,617     $2,220,676
Investment securities(2) .....................       247,140       66,569         313,709         71,825       79,769        151,594
Federal funds sold and securities
  purchased under agreement to resell ........         8,925      (10,383)         (1,458)        40,640       34,675         75,315
                                                  ----------    ---------     -----------     ----------    ---------     ----------
Total interest-earning assets ................     2,322,147     (279,509)      2,042,638      1,783,524      664,061      2,447,585
                                                  ----------    ---------     -----------     ----------    ---------     ----------
Interest expense:
NOW, money market and savings ................       511,219      (24,992)        486,227        305,910      269,001        574,911
Time deposits ................................       307,037      (45,239)        261,798        399,270      558,442        957,712
Federal funds purchased  and securities
  sold under agreements to repurchase ........         4,380          568           4,948          2,568       15,353         17,921
Note payable and US Treasury tax
  and loan accounts ..........................        36,350        9,669          46,019          1,012        3,224          4,236
                                                  ----------    ---------     -----------     ----------    ---------     ----------
Total interest-bearing liabilities ...........       858,986      (59,994)        798,992        708,760      846,020      1,554,780
                                                  ----------    ---------     -----------     ----------    ---------     ----------
Net interest income ..........................    $1,463,161    ($219,515)    $ 1,243,646     $1,074,764    ($181,959)    $  892,805
                                                  ==========    =========     ===========     ==========    =========     ==========

(1) Volume-rate changes have been allocated to each category based on the percentage of each to the total change. (2) Interest income is presented on a fully taxable equivalent basis using the federal income tax of 34% and state tax rate of 4.5%.



RATE SENSITIVITY

The management of the composition and maturities of rate sensitive assets and liabilities is vital to the optimization of net interest income as interest rates earned on assets and paid on liabilities fluctuate in periods in which the rate environment is unstable. Management constantly reviews interest rate risk exposure through its Asset/Liability Management function using such techniques as GAP Analysis and simulation modeling. Additionally, management gathers and analyzes information concerning local and national market conditions which may affect the rate environment. The results of the review of interest rate risk and expected changes in the rate environment are then used to make timely and reasonable changes to the balance sheet composition to reduce the potential earnings impact.

Table 5 sets forth the Corporation's interest sensitivity position as of December 31, 1996 by showing the amount of interest-earning assets and interest-bearing liabilities that reprice in the periods shown.

                  TABLE 5 - INTEREST SENSITIVITY GAP ANALYSIS
                   (December 31, 1996 balances in thousands)

                                                                  One
                                                    One year    through      Over five
                                                      or less  five years       years     Total
                                                      -------  ----------       -----     -----
Interest-earning assets
  Investment securities ........................   $   3,806     $29,405    $    895    $ 34,106
  Loans receivable (1) .........................      76,715      34,986       3,754     115,455
                                                   ---------     -------    --------    --------
                                                      80,521      64,391       4,649     149,561
                                                   ---------     -------    --------    --------

Interest-bearing liabilities
  Deposits
     NOW, money market and savings .............      56,290                              56,290
     Time deposits .............................      49,412       4,028                  53,440
  Securities sold under agreements to repurchase       2,674                               2,674
  US Treasury tax and loan accounts ............         784                                 784
  Note payable .................................         240         960                   1,200
                                                   ---------     -------    --------    --------
                                                     109,400       4,988           0     114,388
                                                   ---------     -------    --------    --------
Interest-sensitive gap .........................   $ (28,879)    $59,403    $  4,649    $ 35,173
                                                   =========     =======    ========    ========

Cumulative interest-sensitivity gap ............   $ (28,879)    $30,524    $ 35,173
                                                   =========     =======    ========

Ratios of interest-earnings assets to
  interest-bearing liabilities .................        73.6%    1,290.9%
                                                       =====     =======
Cumulative gap to total interest-earning assets        (19.3%)      20.4%       23.5%
                                                       =====     =======    ========

(1)    Excludes nonaccrual loans.

At December 31, 1996 approximately 54% of the Corporation's interest earning assets will reprice within one year, compared to 95% of interest bearing liabilities. The 19% or $28,879,000 interest-sensitivity gap position at December 31, 1996 is higher than management prefers, however not at a level high enough to create a material impact on earnings if rates were to change unexpectedly. This negative gap position is partially due to management's decision to classify all NOW, money market and saving deposits within the one year category when in fact a significant portion of these deposits are core deposits which may or may not be sensitive to rate changes. Management believes that paying the current market rates required to attract longer term time deposits to reduce the negative gap position is not warranted. Management is aware of its gap position and has developed specific strategies to maintain the gap position at a reasonable level.

INVESTMENT SECURITIES

Investment securities represent the second largest component of earning assets, comprising 23% and 19% of total earning assets in 1996 and 1995, respectively.
Note 4 to the accompanying consolidated financial statements presents the book value of investment securities by category as of December 31, 1996 and 1995. As shown in Table 6, the Corporation primarily invests in U.S. Treasury securities and securities of other U.S. Government agencies with maturities of up to five years.
                                       23

The Corporation adopted SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities," on January 1, 1994. Management reviewed the investment securities portfolio and classified securities as either held-to-maturity or available-for-sale. Securities which the Corporation has the positive intent and ability to hold to maturity were classified as held-to-maturity, and are carried at amortized cost while all other securities were classified as available-for-sale and recorded at estimated fair value with any unrealized gain or loss recorded in stockholders' equity net of taxes. See Note 4 to the consolidated financial statements for further details.

                  TABLE 6 - ANALYSIS OF INVESTMENT SECURITIES
                                                                                Weighted
                                                                                 Average
                                                                                 Taxable
                                          Par       Amortized       Fair       Equivalent
                                        Value          Value        Value        Yield (1)
                                        -----          -----        -----        ---------
Held-to-Maturity
US Treasuries
  Within one year ................   $ 1,500,000   $ 1,504,189   $ 1,500,390      4.96%
  One to five years ..............     6,750,000     6,777,560     6,753,140      5.91%
                                     -----------   -----------   -----------      ----
    Total ........................     8,250,000     8,281,749     8,253,530      5.74%
                                     -----------   -----------   -----------      ----
US Government Agencies
  Within one year ................        41,449        41,374        42,614      8.83%
  One to five years ..............     4,575,000     4,570,256     4,551,071      6.32%
  Five to ten years ..............       108,880       106,701       111,486      8.45%
  After ten years ................        72,344        71,847        76,730      8.85%
                                     -----------   -----------   -----------      ----
    Total ........................     4,797,673     4,790,178     4,781,901      6.43%
                                     -----------   -----------   -----------      ----
Total Held-to-Maturity ...........   $13,047,673   $13,071,927   $13,035,431      5.99%
                                     ===========   ===========   ===========      ====

Available-for-Sale
US Treasuries
  Within one year ................   $ 1,250,000   $ 1,249,493   $ 1,257,425      6.56%
  One to five years ..............     7,100,000     7,130,572     7,149,754      6.09%
                                     -----------   -----------   -----------      ----
    Total ........................     8,350,000     8,380,065     8,407,179      6.16%
                                     -----------   -----------   -----------      ----
US Government Agencies
  Within one year ................     1,000,000     1,000,057     1,003,440      6.17%
  One to five years ..............    11,000,000    10,974,276    10,907,799      6.07%
                                     -----------   -----------   -----------      ----
    Total ........................    12,000,000    11,974,333    11,911,239      6.08%
                                     -----------   -----------   -----------      ----
Other Securities
  After ten years (2) ............       716,150       716,150       716,150      6.72%
                  --                 -----------   -----------   -----------      ----
    Total ........................       716,150       716,150       716,150      6.72%
                                     -----------   -----------   -----------      ----
Total Available-for-Sale .........   $21,066,150   $21,070,548   $21,034,568      6.13%
                                     ===========   ===========   ===========      ====

Average Maturity in Years of Total
  Investment Securities ..........          2.42
                                     ===========

(1)   Computed using a federal tax rate of 34%.
(2) Includes Federal Reserve Bank stock and Federal Home Loan Bank (FHLB) stock. These stocks are excluded from the calculation of average maturity in years. Dividends are paid at variable rates. The weighted average taxable equivalent yield for these securities is for the year 1996 only.

LOANS AND ALLOWANCE FOR LOAN LOSSES

At December 31, 1996, total loans outstanding increased by 25% to $115.7 million over the $92.8 million reported for year end 1995. The strong loan demand experienced by both banks in 1995 continued throughout 1996 as the economies in both markets serviced by the banks remained good. In addition, management of the banks continued their efforts to service the needs of their respective markets and improve each bank's market share within their communities.

Management continuously monitors business and geographic concentrations of its loan portfolio and believes that the loan portfolio is adequately diversified. There were no significant concentrations in any industry or with any individual borrower at years ending December 31, 1996 and 1995. See Note 5 to the consolidated financial statements for a description of the distribution of the loan portfolio among various types of loans.

The mortgage loan division of each bank originates loans primarily for sale to others and does not generally service such loans; however, certain older mortgage loans are held and serviced.

Management has policies and procedures in place to reduce any risk related to environmental issues in its lending activity. As of December 31, 1996 and 1995, management was not aware of any environmental risk or exposure in its loan portfolio or any other assets of the Corporation.


Table 7 shows the maturity or repricing distribution of selected loan categories at December 31, 1996.


        TABLE 7 - SELECTED LOAN MATURITIES AND INTEREST RATE SENSITIVITY
                   (December 31, 1996 balances in thousands)

                                                                     One              One to              Over
                                                                Year or less        Five Years          Five Years         Total(1)
                                                                ------------        ----------          ----------         --------

Types of loans:
  Commercial ..........................................            $72,422            $31,415            $ 2,980            $106,817
  Real Estate - Mortgage ..............................              2,642                742                259               3,643
  Consumer and other ..................................              1,651              2,829                515               4,995
                                                                   -------            -------            -------            --------
    Total .............................................            $76,715            $34,986            $ 3,754            $115,455
                                                                   =======            =======            =======            ========

Total of loans above with :
  Predetermined interest rates ........................             20,162             34,408              3,714              58,284
  Adjustable interest rates ...........................             56,553                578                 40              57,171
                                                                   -------            -------            -------            --------
    Total .............................................            $76,715            $34,986            $ 3,754            $115,455
                                                                   =======            =======            =======            ========

(1) Excludes nonaccrual loans totaling $226,582.

Because extending credit involves a certain degree of risk-taking, management has established loan and credit policies designed to control both the types and amounts of risk assumed and to minimize losses. Such policies include limitations on loan-to-collateral values for various types of collateral, requirements for appraisals of real estate collateral, problem loan management practices, collection procedures, and nonaccrual and charge-off guidelines. In addition, both BOCL and BOC maintain a loan classification system to monitor exposure to potential loan losses. Management believes that the December 1996 allowance levels at both BOCL and BOC are sufficient to absorb expected charge-offs and provide adequately for the inherent losses that exist in the loan portfolio, assuming more or less normal conditions exist.

Management continues to closely monitor the levels of nonperforming and potential problem loans to address any weaknesses in credits and to enhance the amount of ultimate collection or recovery of problem loans. Should increases in the overall level of nonperforming and potential problem loans accelerate from current trends, management will adjust the methodology for determining the allowance for loan losses to increase the provision and allowance for loan losses.

The allowance for loan losses is increased by direct charges to operations. Among other factors, management considers the state of the economy, industry trends, conditions affecting individual borrowers and regulatory concerns in determining whether the amount of the allowance for loan losses is sufficient. Losses on loans are charged against the allowance in the period in which management determines that such loans have become uncollectible. Recoveries of previously charged-off loans are credited to the allowance.

At December 31, 1996, the consolidated allowance for loan losses was $1,802,000 or 1.56% of total loans as compared to $1,785,000 or 1.92% at December 31, 1995. The decline in the percentage of the allowance to total loans is primarily due to the 25% increase in loans outstanding during 1996. Management's evaluation of the allowance at year-end 1996 indicated that it provided an adequate level of protection against inherent losses even with the strong growth realized during the year. The Corporation recorded net charge-offs of $92,000 for 1996, $4,000 for 1995 and net recoveries of $68,000 for 1994. Additional data covering net charge-offs/recoveries to average loans, and other charges to operations is provided in Note 5 to the consolidated financial statements as well as Table 1.

The provision for loan losses was $110,000 for 1996, compared to $195,000 for the year ended December 31, 1995. Management's emphasis on sound credit underwriting standards and its continuous evaluation of its credit rating system and credit review function, indicated that this provision, though reduced from the prior year, was sufficient to provide an adequate allowance for the loan portfolio at December 31, 1996.

Table 8 includes an allocation of the allowance for loan losses to loan categories. Although the allowance is primarily general in character and available to absorb expected losses regardless of loan category, the allocation is provided to offer an indication of the relative risk characteristics of the indicated categories of the loan portfolio.

Effective January 1, 1995, the Corporation adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for the Impairment of a Loan" ("SFAS 114") and Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan Income Recognition and
Disclosure" ("SFAS 118"). These statements require creditors to account for impaired loans, except for those collateral dependent loans that are accounted for at fair value or at the lower of cost or fair value, at the present value of the expected future cash flows discounted at the loan's effective interest rate. Specific reserves are maintained on impaired loans in accordance with SFAS 114 and SFAS 118, when required. The adoption of these accounting standards has not had a material effect on the financial position and results of operations of the Corporation. See Notes 1 and 5 to the consolidated financial statements for further details.

               TABLE 8 - ALLOCATION OF ALLOWANCE FOR LOAN LOSSES
                             (December 31 balances)

                                                  1996                            1995                            1994
                                                  ----                            ----                            ----
                                                           Percent of                     Percent of                    Percent of
                                                          Loans in each                  Loans in each                 Loans in each
                                                          category to                    category to                   category to
                                         Amount           Total Loans     Amount         Total Loans         Amount    Total Loans
                                         ------           -----------     ------         -----------         ------    -----------
Commercial .........................    $1,347,794           92.5%      $1,248,740         90.8%        $1,184,343        85.3%
Real Estate - Mortgage .............       193,845            3.2%         272,919          5.0%           224,774         8.5%
Consumer and other .................       101,364            4.3%          89,366          4.2%            65,478         6.2%

Unallocated ........................       159,399                         173,483                         119,176
                                        ----------          -----       ----------        -----         ----------       -----
Total ..............................    $1,802,402          100.0%      $1,784,508        100.0%        $1,593,771       100.0%
                                        ==========          =====       ==========        =====         ==========       =====

                                 PROBLEM ASSETS

When a loan becomes 90 days past due as to interest or principal or serious doubt exists as to collectibility, the accrual of income is discontinued unless the loan is well secured and in the process of collection. Previously accrued interest on loans transferred to nonaccrual status is reversed against current earnings and any subsequent interest is recognized on the cash basis. Problem assets include nonaccrual loans, restructured loans and foreclosed properties. At December 31, 1996, $227,000 of loans were on nonaccrual status as compared to $67,000 at December 31, 1995. The increase in nonaccrual loans was primarily due to two borrowers filing bankruptcy during the year. One of the loans is SBA guaranteed and the bank expects to be paid during the first quarter of 1997 for the $70,000 balance on the loan. Interest income of $4,132, $57,370 and $50,332 was recognized during 1996, 1995 and 1994, respectively, for loans either returned to accrual status from nonaccrual or paid in full from nonaccrual status. For those loans classified as nonaccrual as of December 31, 1996, 1995 and 1994, interest income of $7,779, $9,798 and $69,764 would have been recognized in the respective periods if those loans had performed under the original terms. The Corporation realized a loss of approximately $23,000 on the sale of Other Real Estate Owned ("OREO") property in 1996 and a gain of approximately $8,100 and $18,000 on the sale of OREO property in 1995 and 1994, respectively.


TABLE 9 - PROBLEM ASSETS
(Balance at December 31)
                                                        1996              1995             1994              1993             1992
                                                        ----              ----             ----              ----             ----
Nonaccrual loans ...............................       $226,582        $ 66,739        $  526,500        $  602,786        $311,000
Loans past due ninety days or more .............        125,512          15,853            28,703             8,000         468,000
Troubled debt restructuring ....................              0               0                 0                 0               0
Other real estate owned ........................              0         172,500           191,100           474,996          40,000
                                                       --------        --------        ----------        ----------        --------
                                                       $352,094        $255,092        $  746,303        $1,085,782        $819,000
                                                       ========        ========        ==========        ==========        ========
Nonperforming assets to total loans
  and other real estate owned ..................            .30%            .27%             1.08%             1.78%           1.29%
                                                       ========        ========        ==========        ==========        ========

All accruing loans 90 days of more past due were in the process of collection at each year end. At December 31, 1996, total classified loans were $2,831,000 or 2.5% of total loans, compared to $2,262,000 or 2.4% at December 31, 1995. While it is difficult to determine the impact of these potential problem loans, the future impact is not expected to be material as an estimate of the potential impact has been considered in determining the amount of the allowance for loan losses at December 31, 1996. Other than the loans previously discussed, management is not aware of any possible credit problems of borrowers which causes management to have serious doubts about the ability of the borrower to comply with present loan repayment terms.

                                AVERAGE DEPOSITS

Average deposits in 1996 were $123.8 million, compared to $99.1 million the prior year, an increase of $24.7 million or 24.9%.

The total average deposits for the years ended December 31, 1996 and 1995, are summarized below.

                          TABLE 10 - AVERAGE DEPOSITS

                                                      Average          Average          Average        Average
                                                      Balance            Cost           Balance          Cost
                                                      -------            ----           -------          ----
Noninterest bearing deposit ........................   $ 22,705,526                  $16,386,568
Interest bearing transaction accounts ..............     23,717,307        2.78%      20,234,224         2.89%
Savings ............................................     30,540,009        4.85%      21,128,180         5.05%
Time ...............................................     46,847,931        5.59%      41,329,391         5.70%
                                                       ------------                  -----------
Total average deposits .............................   $123,810,773                  $99,078,363
                                                       ============                  ===========

At December 31, 1996, the Corporation had $26,984,224 in certificates of deposit of $100,000 or more. Of those accounts, maturities are as follows:

MATURITY
Less than three months .......................    $14,905,296
Over 3 through 6 months ......................      5,852,912
Over 6 through 12 months .....................      5,036,888
Over 1 year through 5 years ..................      1,189,128
                                                  -----------
Total ........................................    $26,984,224
                                                  ===========

                        LIQUIDITY AND CAPITAL RESOURCES

Liquidity is the ability to meet current and future obligations through liquidation or maturity of existing assets or the acquisition of additional liabilities. The Corporation's primary source of liquidity is funds derived from the deposit gathering operations of the Corporation's two subsidiary banks, BOCL and BOC, with additional funds provided from maturing loans and investment securities, sales of temporary investments, or sales of investment securities classified as available-for-sale. These funds are primarily used to pay interest on deposits and to fund deposit outflows. Any remaining funds are utilized for investments and to fund loan commitments and disbursements, to repay debt, and to fund operating expense. Negative funds positions are dealt with by a combination of actions including borrowings from other banks or rediscounting qualifying loans with the Federal Reserve Bank. At December 31, 1996, BOCL had approximately $8.9 million while BOC had approximately $9.5 million in standby credit available to them from other financial institutions. Management believes that a sufficient liquidity balance is maintained through the operation of its asset and liability management program. Additionally, the standby credit facilities provide adequate protection in the event of negative cash flows.

At December 31, 1996 and 1995, liquid assets of approximately $47.2 million and $39.4 million, respectively, were available to meet demands for deposit withdrawals, undisbursed amounts on lines of credit ("loan commitments") of $21,396,000 and $18,148,000 and letters of credit totaling $1,689,000 and $1,775,000, respectively. The amount of liquid assets available on December 31, 1996 includes cash and cash equivalents of $13,100,000, a decrease of $4,150,000 over the December 31, 1995 amount of $17,250,000. This decrease in cash and cash equivalents is attributable to management's decision to improve earnings by investing short-term federal funds in investment securities.

Reliance is being placed upon continued deposit growth as the principal source of funds. Management is committed to pay competitive market rates for deposits. Deposits were approximately $145.4 million at December 31, 1996, compared to $117.8 million at December 31, 1995. Of the total deposit base of the Corporation at December 31, 1996, approximately $26.9 million, or 18.6%, consisted of Certificates of Deposits in amounts of $100,000 and higher ("Jumbo Certificates"). These Jumbo Certificates are issued to local customers and none are brokered deposits.

While most of the large time deposits are acquired from customers with standing relationships with the Banks, it is a common industry practice not to consider these types of deposits as core deposits because their retention can be expected to be heavily influenced by rates offered, and they therefore have the characteristics of shorter-term purchased funds. Certificates of deposit of $100,000 and over involve the maintenance of an appropriate matching of maturity distribution and a diversification of sources to achieve an appropriate level of liquidity. Management believes that the Corporation's liquidity position is relatively strong and is adequate to meet the withdrawal demand of these Jumbo Certificates.

One of the principal uses of funds is to meet loan demand at BOCL and BOC. As mentioned in the loan sections of this discussion, at December 31, 1996, total loans outstanding were approximately $115.7 million, as compared to $92.8 million at December 31, 1995.

The Comptroller of the Currency ("OCC"), the Bank's primary regulator requires national banks to maintain a Tier 1 (primarily stockholders' equity) risk-based capital ratio of 4.0% and a total risk-based capital ratio of 8.0%. At December 31, 1996, the Tier 1 capital ratio for BOCL was 10.0% and the total capital ratio was 11.2%, while BOC had a Tier 1 ratio of 13.8% and a total capital ratio of 15.0%.

The Corporation's primary regulator, the Board of Governors of the Federal Reserve Board (the "Board") has issued guidelines requiring a minimum risk based capital ratio of 8.0%, of which at least 4.0% must consist of Tier 1 capital. The Corporation's Tier 1 capital ratio was 11.9% and its total capital ratio was 13.3% at December 31, 1996. These ratios are well within guidelines established by the Corporation's primary regulator. See Note 13 to the consolidated financial statements for further discussion concerning capital ratios.

                    IMPACT OF INFLATION AND CHANGING PRICES

The financial statements and related data presented have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation.

The impact of inflation is reflected in the increased cost of the Corporation's operations. Since the primary assets and liabilities of the Corporation are monetary in nature, to the extent that inflation impacts interest rates, it will impact the net income of the Corporation.

                            STOCK DATA AND DIVIDENDS

Prior to March 21, 1996, there had been only a limited trading in the Corporation's stock since there was no established market for the stock. The Corporation's stock was listed on the American Stock Exchange (AMEX) on March 21, 1996 under the ticker symbol of CSB. The initial sale price of the stock was $10.00 per share with a closing price of $14.62 per share at December 31, 1996. The average monthly trading volume for the period March through December of 1996 was 31,800 shares. There were approximately 600 holders of record of the Corporation's Common Stock (no par value) as of December 31, 1996.

The Board of Directors of the Corporation, BOCL and BOC intend to follow a policy of retaining earnings to provide funds to operate and expand the business of the corporation. Consequently, the Corporation has not declared or distributed any cash dividends to its shareholders. However, the Corporation's Board of Directors did declare and pay a ten percent (10%) stock dividend on December 2, 1996 for stockholders of record as of November 15, 1996.

The future dividend policy of the Corporation is subject to the discretion of the Board of Directors and will depend upon a number of factors including future earnings, financial condition, cash needs, and general business conditions. The Corporation's ability to distribute cash dividends depends entirely on the Banks' ability to distribute dividends to the Corporation. All Banks must comply with the requirements of the National Bank Act and may have to obtain the approval of the OCC before paying any dividend. The Banks may not declare or pay a dividend if the effect of the payment would cause the minimum capital of the Banks to be reduced below the minimum capital requirements imposed by the OCC. Additionally, the Corporation is subject to loan covenants that prohibit payments of dividends without prior approval of the lender.

                            FOURTH QUARTER EARNINGS

Net income for the fourth quarter of 1996 was $574,000 or $.36 per fully diluted share, an increase of 35% over the $426,000 or $.31 per share earned for the same quarter of 1995. This increase in earnings is almost entirely the result of an increase of 25% in average loans outstanding between the two periods. The modest increase in noninterest income was due to an increase in service charges on deposit accounts of $46,000, principally due to a rate increase implemented by BOCL during the third quarter of 1996, and an increase in fees derived from the Business Manager product of $60,000 due to increased efforts by both banks to gain additional market share. The increase in fees derived from service charges on deposits and the Business Manager product were partially offset by a reduction of $82,000 in fees from mortgage loan fees as BOCL decided to consolidate and downsize the function during the second quarter of 1996. Noninterest expenses declined between the two quarters by approximately $20,000.

This reduction in expenses from 1995 to 1996 was principally due to reduced legal fees of $40,000 related to the pending lawsuit by a former director and current stockholder as the activity in the lawsuit was much greater in the fourth quarter of 1995 and the first three quarters of 1996. The activity lessened during the fourth quarter of 1996. In addition, dues and subscriptions declined by $24,000 from the prior year due to a special assessment for club membership during the fourth quarter of 1995. These reductions were partially offset by increased expenses in the furniture, fixtures and equipment category, due to the expansion of facilities in BOCL and the installation of the LAN system at BOCL, which has previously been discussed.

Income tax expense increased by approximately $210,000 as the Corporation reduced its net deferred tax valuation allowance by $200,000 during the fourth quarter of 1995, compared to $38,137 for the fourth quarter of 1996. The increase in pretax income during the fourth quarter of 1996 over 1995 was responsible for the remainder of the increase in tax expense.

Table 11 summarizes the financial results and selected average balances by quarter for 1996 and 1995.

                     TABLE 11 - QUARTERLY FINANCIAL RESULTS
            (dollar amounts in thousands, except per share amounts)

                                                    1996 Quarter Ended                             1995 Quarter Ended
                                        Dec. 31    Sept. 30    June 30     March 31    Dec. 31     Sept. 30    June 30     March 31
                                       --------    --------    --------    --------    --------    --------    --------    --------

Consolidated Income
  Statement
Interest income ....................   $  3,052    $  2,866    $  2,747    $  2,611    $  2,571    $  2,445    $  2,212    $  2,006
Interest expense ...................      1,351       1,233       1,169       1,171       1,159       1,122       1,021         823
                                       --------    --------    --------    --------    --------    --------    --------    --------
Net interest income ................      1,701       1,633       1,578       1,440       1,412       1,323       1,191       1,183
Provision for loan losses ..........         60           0          40          10          90          65          30          10
                                       --------    --------    --------    --------    --------    --------    --------    --------
Net interest income after
  provision for loan losses ........      1,641       1,633       1,538       1,430       1,322       1,258       1,161       1,173
Noninterest income .................        442         401         411         392         424         434         341         271
Noninterest expense ................      1,207       1,370       1,284       1,270       1,227       1,105       1,165       1,079
                                       --------    --------    --------    --------    --------    --------    --------    --------
Net income before income taxes .....        876         664         665         552         519         587         337         365
Current income taxes ...............       (302)       (218)       (251)       (158)        (93)       (272)        (21)        (40)
                                       --------    --------    --------    --------    --------    --------    --------    --------
Net income .........................   $    574    $    446    $    414    $    394    $    426    $    315    $    316    $    325
                                       ========    ========    ========    ========    ========    ========    ========    ========
Net income per share-primary .......   $    .37    $    .28    $    .26    $    .25    $    .28    $    .21    $    .21    $    .21
                                       ========    ========    ========    ========    ========    ========    ========    ========
Net income per share-fully diluted     $    .36    $    .28    $    .26    $    .25    $    .28    $    .21    $    .21    $    .21
                                       ========    ========    ========    ========    ========    ========    ========    ========
Quarterly average balances
Assets .............................   $152,750    $141,559    $137,284    $131,227    $128,810    $118,030    $109,564    $100,181
Earning assets .....................    144,696     133,904     129,404     124,435     118,659     111,241     102,630      93,377
Investment securities ..............     33,298      29,357      31,042      29,567      27,329      24,501      21,801      21,918
Loans ..............................    111,398     104,547      98,362      94,868      88,952      83,816      76,813      70,668
Deposits ...........................    134,534     124,018     121,738     114,838     110,804     103,829      95,916      85,462
Stockholders' equity ...............     13,267      12,624      12,195      12,117      11,409      11,028      10,595      10,143
Common stock data (dollar per
share)
Market price range:
  High .............................   $  15.25    $  13.12    $  14.50    $  12.37
  Low ..............................   $  12.50    $  11.62    $  12.37    $  10.00
  Average ..........................   $  13.80    $  12.30    $  13.51    $  11.54
  Close ............................   $  14.62    $  13.12    $  12.39    $  12.25


During 1995, management is aware of only a limited number of trades. With the majority of such trades occurring at $8.50 per share. These trades may not represent arms-length transactions.
                                       30

                         CHANGE IN INDEPENDENT AUDITORS

On February 21, 1995, the management of the Corporation, after receiving the approval of members of the Corporation's Audit Committee and Board of Directors, informed its independent accountants, Price Waterhouse, LLP (the "Prior Accountants"), that such accounting firm would not be retained for the fiscal year ending December 31, 1995. On January 26, 1995, the Board of Directors, after receiving proposals from other accounting firms, formally elected to engage J.W. Hunt and Company, LLP to serve as independent accountants for the year ending December 31, 1995. Prior to their engagement on February 21, 1995, the firm of J.W. Hunt and Company, LLP was not consulted by the Corporation for any financial or accounting matters. J.W. Hunt and Company, LLP was also engaged by the Board of Directors to serve an independent accountants for the year ending December 31, 1996. The engagement was ratified by the stockholders at its annual meeting on April 30, 1996.

In connection with the audit of the Corporation's consolidated financial statements for the year ended December 31, 1994, and any subsequent interim period preceding the dismissal of the Prior Accountants and the engagement of the new accountants, there were no disagreements with the Prior Accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of the Prior Accountants would have caused them to make reference in connection with their report to the subject matter of the disagreements. The audit report of the Prior Accountants on the Corporation's consolidated financial statements for the year ended December 31, 1994 was unqualified.

The Board of Directors, upon the recommendation of the Audit Committee, has appointed J.W. Hunt and Company, LLP, independent certified public accountants, as independent auditors for the Corporation and its subsidiaries for the current fiscal year ending December 31, 1997, subject to ratification by the stockholders. J.W. Hunt and Company, LLP has advised the Corporation that neither the firm nor any of its partners has any direct or indirect material interest in the Corporation and its subsidiaries except as auditors and independent certified public accountants of the Corporation and its subsidiaries.

(Information set forth on pages 18 through 35 of the Registrant's Annual Report to Shareholders)

                                              J. W. HUNT AND COMPANY, LLP
                                             Certified Public Accountants
William R. Hunt, CPA                                                                           Middleburg Office Park
John C. Creech, Jr., CPA                                 Members                               1607 St. Julian Place
Anne H. Ross, CPA                                 American Institute of                        Post Office Box 265
William F. Quattlebaum, CPA                    Certified Public Accountants                    Columbia, SC 29202-0265
Susan R. Bernard, CPA                  Private Companies and SEC Practice Sections             803-254-8196
                                                                                               Fax 803-256-1254
      ____________                 Members of CPA Associates with Associated Offices in
J. W. Hunt, CPA (1907-1987)               Principal US and International Cities



To the Board of Directors and Stockholders of ComSouth Bankshares, Inc.

We have audited the consolidated balance sheets of ComSouth Bankshares, Inc. (the "Corporation") and its subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements of the Corporation and its subsidiaries as of December 31, 1994, were audited by other auditors whose report dated March 3, 1995, expressed an unqualified opinion on those statements and included an explanatory paragraph that referred to Note 1 to the consolidated financial statements describing the Corporation's change in the method of accounting for certain investments in debt and equity securities in 1994.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 1996 and 1995 consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Corporation and its subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

                         J. W. Hunt and Company, LLP

Columbia, South Carolina
January 31, 1997

                                 March 3, 1995




                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of ComSouth Bankshares, Inc.

     In our opinion, the consolidated balance sheet and the related consolidated statements of inome, of cash flows and of changes in stockholders' equity as of and for each of the two years in the period ended December 31, 1994 (appearing on pages 28 through 31 of the ComSouth Bankshares Inc. and its subsidiaries 1995 Annual Report to Shareholders and in this Form 10-K Annual Report) present fairly, in all material respects, the financial position, results of operations and cash flows of ComSouth Bankshares, Inc. and its subsidiaries as of and for each of the two years in the period ended December 31, 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above. We have not audited the consolidated financial statements of ComSouth Bankshares, Inc. for any period subsequent to December 31, 1994.

         As  discussed  in  Notes  1  and  13  to  the  consolidated   financial
statements, the Corporation changed its methods of accounting for income taxes during 1993 and certain investments in debt and equity securities in 1994.



Price Waterhouse LLP



                                      32A

                           COMSOUTH BANKSHARES, INC.

                           CONSOLIDATED BALANCE SHEET
                                                                                                              December 31,
                                                                                                      1996                   1995
                                                                                                     ----                   ----
ASSETS
Cash and due from banks ..............................................................         $   9,441,553          $  10,979,878
Federal  funds sold ..................................................................             3,650,000              6,270,000
                                                                                               -------------          -------------
  Total cash and cash equivalents ....................................................            13,091,553             17,249,878
Investment securities:
  Held-to-maturity, at amortized cost  (fair value of $13,035,431
   in 1996 and $9,333,599 in 1995) ...................................................            13,071,927              9,319,839
  Available-for-sale, at fair value (amortized cost of $21,070,548 in
    1996 and $12,671,841 in 1995) ....................................................            21,034,568             12,815,394
Loans receivable:
  (less allowance for loan losses 1996 - $1,802,402;
   1995 - $1,784,508) ................................................................           113,879,003             91,024,087
Premises and equipment, net ..........................................................             1,489,159              1,287,558
Accrued interest receivable ..........................................................             1,343,298              1,104,905
Other assets .........................................................................               724,956                620,967
                                                                                               -------------          -------------
Total Assets .........................................................................         $ 164,634,464          $ 133,422,628
                                                                                               =============          =============

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits
  Noninterest bearing demand .........................................................            35,677,721             24,653,831
  NOW, money market and savings ......................................................            56,290,307             49,321,293
  Time deposits of $100,000 or more ..................................................            26,984,224             18,377,511
  Time deposits less than $100,000 ...................................................            23,442,953             23,255,643
  Other time deposits ................................................................             3,012,613              2,154,512
                                                                                               -------------          -------------
Total deposits .......................................................................           145,407,818            117,762,790
Federal funds purchased and securities sold under
  agreement to repurchase ............................................................             2,674,394              1,754,912
Note payable .........................................................................             1,200,000
                                                                                                                                  0
U.S. Treasury tax and loan accounts ..................................................               784,106                438,486
Accrued interest .....................................................................               446,225                577,174
Other liabilities ....................................................................               481,099              1,010,128
                                                                                               -------------          -------------
Total Liabilities ....................................................................           150,993,642            121,543,490
                                                                                               -------------          -------------

Stockholders' Equity
Preferred stock
  (no par value, 50,000,000 shares authorized;
  no shares issued or outstanding)
Special stock
  (no par value, 50,000,000 shares authorized;
  no shares issued or outstanding)
Common stock
  (no par value, 50,000,000 shares authorized; shares issued and
  outstanding - 1,532,826 in 1996 and 1,385,701 in 1995) .............................            13,616,611             11,830,145
Retained earnings (accumulated deficit) ..............................................                47,958                (45,752)
Unrealized gain (loss) on investment securities available-for-
  sale, net of applicable deferred income taxes ......................................               (23,747)                94,745
                                                                                               -------------          -------------
Total Stockholders' Equity ...........................................................            13,640,822             11,879,138
                                                                                               -------------          -------------
Commitments and contingencies
  (Notes 2, 11, and 19) ..............................................................         -------------          -------------
Total Liabilities and Stockholders' Equity ...........................................         $ 164,634,464          $ 133,422,628
                                                                                               =============          =============

The accompanying notes are an integral part of these consolidated financial statements.

                           COMSOUTH BANKSHARES, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                                                 Year ended December 31,
                                                                                                 -----------------------

                                                                                    1996                  1995                1994
                                                                                    ----                  ----                ----
Interest income:
Interest and fees on loans ...........................................         $  9,454,242          $ 7,723,855          $5,503,179
Investment securities ................................................            1,674,717            1,361,008           1,209,414
Federal funds sold ...................................................              147,320              148,778              73,463
                                                                               ------------          -----------          ----------
  Total interest income ..............................................           11,276,279            9,233,641           6,786,056
                                                                               ------------          -----------          ----------
Interest expense:
Deposits .............................................................            4,756,452            4,008,427           2,475,804
Federal funds purchased and securities sold
  under agreements to repurchase .....................................               87,731               82,783              64,862
U.S. Treasury tax and loan accounts ..................................               33,459               33,120              20,124
Note payable .........................................................               45,913                  233               8,993
                                                                               ------------          -----------          ----------
  Total interest expense .............................................            4,923,555            4,124,563           2,569,783
                                                                               ------------          -----------          ----------
Net interest income ..................................................            6,352,724            5,109,078           4,216,273
Provision for loan loss ..............................................              110,000              195,000              75,000
                                                                               ------------          -----------          ----------
Net interest income after provision for loan losses ..................            6,242,724            4,914,078           4,141,273
                                                                               ------------          -----------          ----------
Noninterest income:
Lending operations and services ......................................            1,013,470              957,418             320,921
Service charges on deposit accounts ..................................              555,723              442,397             360,436
Gain on sale of mortgage loans .......................................                                                        24,309
Other ................................................................               76,861               69,527              65,034
                                                                               ------------          -----------          ----------
                                                                                  1,646,054            1,469,342             770,700
                                                                               ------------          -----------          ----------
Noninterest expenses:
Salaries and employee benefits .......................................            2,661,977            2,481,335           2,053,878
Occupancy expenses ...................................................              433,593              429,183             384,133
Furniture and equipment ..............................................              406,767              341,966             281,216
Advertising and marketing ............................................               89,358               78,643              83,735
Other ................................................................            1,539,418            1,244,695           1,124,005
                                                                               ------------          -----------          ----------
                                                                                  5,131,113            4,575,822           3,926,967
                                                                               ------------          -----------          ----------
Income before provision for income taxes .............................            2,757,665            1,807,598             985,006
Income tax (expense) benefit .........................................             (929,239)            (426,127)             61,742
                                                                               ------------          -----------          ----------
Net income ...........................................................         $  1,828,426          $ 1,381,471          $1,046,748
                                                                               ============          ===========          ==========

Earnings per share:
  On common and common equivalents ...................................         $       1.16          $      0.91          $     0.70
                                                                               ============          ===========          ==========
  On a fully diluted basis ...........................................         $       1.15          $      0.91          $     0.70
                                                                               ============          ===========          ==========


The accompanying notes are an integral part of these consolidated financial statements.

                           COMSOUTH BANKSHARES, INC.

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                  Years Ended December 31, 1996, 1995 and 1994


                                                                                        Retained       Unrealized
                                                                                        Earnings     Gain (loss) on        Total
                                                        Common           Stock        (Accumulated     Investment      Stockholders'
                                                        Shares          Amount          Deficit)       Securities         Equity
                                                       ---------     ------------      ---------      ------------     ------------

Balance at December 31, 1993 ....................      1,368,456     $ 11,711,421     ($2,473,633)                     $  9,237,788
Unrealized loss on investment securities
  available-for-sale, net of applicable
  deferred income taxes at January 1, 1994 ......                                                      ($   17,371)         (17,371)
Net income ......................................                                       1,046,748                         1,046,748
Change in unrealized loss on investment
  securities available-for-sale, net of
  applicable deferred income taxes                                                                        (163,189)        (163,189)
                                                       ---------     ------------     -----------      -----------      -----------
Balance at December 31, 1994 ....................      1,368,456       11,711,421      (1,426,885)        (180,560)      10,103,976
Change in unrealized gain on investment
  securities available-for-sale, net of
  applicable deferred income taxes ..............                                                          275,305          275,305
Issuance of common stock ........................         17,245          118,724                                           118,386
Net income ......................................                                       1,381,133                         1,381,471
                                                       ---------     ------------     -----------     ------------     ------------
Balance at December 31, 1995 ....................      1,385,701       11,830,145         (45,752)          94,745       11,879,138
Change in unrealized loss on investment
  securities available-for-sale, net of
  applicable deferred income taxes ..............                                                         (118,492)        (118,492)
10% stock dividend ..............................        138,600        1,732,500      (1,732,500)
Cash in lieu of fractional shares                                                          (2,216)                           (2,216)
Issuance of common shares .......................          8,525           53,966                                            53,966
Net income ......................................                                       1,828,426                         1,828,426
                                                       ---------     ------------     -----------     ------------     ------------
Balance at December 31, 1996 ....................      1,532,826     $ 13,616,611     $    47,958     $    (23,747)    $ 13,640,822
                                                       =========     ============     ===========     ============     ============















The accompanying notes are an integral part of these consolidated financial statements.

                           COMSOUTH BANKSHARES, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                               Year ended December 31,
                                                                                               -----------------------
                                                                                     1996               1995              1994
                                                                                     ----               ----              ----
Cash flows from operating activities:
Net income ..............................................................       $  1,828,426        $  1,381,471        $ 1,046,748

Adjustments to reconcile net income to cash
  provided by (used for) operating activities:
Depreciation and amortization ...........................................            330,309             288,565            240,620
Provision for loan losses ...............................................            110,000             195,000             75,000
Deferred tax benefit ....................................................           (113,137)           (200,000)          (113,000)
Amortization of premium and accretion of
  discount on investment securities .....................................              9,932              17,726             30,467
Gain on sales of mortgage loans .........................................                                                   (24,309)
Gross amount of loans originated for resale .............................                                                (1,749,050)
Proceeds from loans sold ................................................                                                 1,773,359
Increase in accrued interest receivable .................................           (238,393)           (304,492)           (49,771)
Decrease in other assets ................................................             21,381              43,489            263,450
(Decrease) increase in interest payable .................................           (130,949)            340,014             31,534
(Decrease) increase in other liabilities                                            (480,222)            713,520             94,319
                                                                                ------------        ------------        -----------
Cash provided by operating activities ...................................          1,337,347           2,475,293          1,619,367
                                                                                ------------        ------------        -----------

Cash flows from investing activities:
Purchases of investment securities, held-to-maturity ....................         (8,623,337)           (493,906)        (1,504,219)
Purchases of investment securities, available-for-sale ..................        (11,174,538)        (11,556,551)        (2,780,729)
Maturities of investment securities, held-to-maturity ...................          4,862,449           7,273,578          1,921,698
Maturities of investment securities, available-for-sale .................          2,774,700           4,919,100          3,503,800
Net increase of loans ...................................................        (21,891,265)        (22,740,893)        (5,624,009)
Net collections and remittances on loans serviced for others ............         (1,073,651)         (1,177,372)        (1,869,009)
Purchases of premises and equipment .....................................           (531,910)           (308,190)          (299,524)
Proceeds from sale of other real estate owned ...........................                                  8,063             17,551
                                                                                ------------        ------------        -----------
Cash used for investing activities ......................................        (35,657,552)        (24,076,171)        (6,634,441)
                                                                                ------------        ------------        -----------

Cash flows from financing activities:
Net increase in deposits ................................................         27,645,028          34,854,381             10,063
(Maturities of) increase in federal funds purchased
 and securities sold under agreement to repurchase ......................            919,482          (1,190,837)         1,500,288
Proceeds (repayment) of note payable ....................................          1,200,000            (125,000)
Increase (decrease) in U.S. treasury, tax  and loan  accounts ...........            345,620              86,928           (590,523)
Proceeds from issuance of common stock ..................................             53,966             118,386
Cash in lieu of fractional shares .......................................             (2,216)
                                                                                ------------        ------------        -----------
Cash provided by financing activities ...................................         30,161,880          33,743,858            919,828
                                                                                ------------        ------------        -----------
Increase (decrease) in cash and cash equivalents ........................         (4,158,325)         12,142,980         (4,095,246)
                                                                                ------------        ------------        -----------
Cash and cash equivalents at beginning of year ..........................         17,249,878           5,106,898          9,202,144
                                                                                ------------        ------------        -----------
Cash and cash equivalents at end of year ................................       $ 13,091,553        $ 17,249,878        $ 5,106,898
                                                                                ============        ============        ===========

Supplemental disclosure of cash flow information:
Cash paid for interest ..................................................       $  5,054,504        $  3,784,548        $ 2,538,249
Cash paid for taxes .....................................................       $  1,575,933        $    107,995        $    33,000

Noncash adjustments to report investment securities,
  available-for-sale at fair value:
Investment securities, available-for-sale ...............................       $    (35,980)       $    143,553        $  (273,576)
Other (liabilities) assets ..............................................             12,233             (48,808)            93,016
Unrealized gain (loss) on investment securities, available-
  for-sale, net of applicable deferred income taxes .....................       $    (23,747)       $     94,745        $  (180,560)

The accompanying notes are an integral part of these consolidated financial statements.
                                       36

                           COMSOUTH BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS Years ended December 31, 1996, 1995 and 1994


NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization: ComSouth Bankshares, Inc. (the "Corporation") commenced organizational activities on January 1, 1987, and was chartered on May 15, 1987, as a South Carolina corporation. The Corporation was formed to become a bank holding company and its wholly-owned subsidiaries, Bank of Columbia, NA ("BOCL") and Bank of Charleston, NA ("BOC") opened for business in Columbia, South Carolina, on July 12, 1988, and in Charleston, South Carolina, on April 12, 1990, respectively. BOCL and BOC provide general banking services in the State of South Carolina.

Principles of Consolidation: The accompanying consolidated financial statements include the accounts of the Corporation and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Consolidated Statements of Cash Flows: For purposes of reporting cash flows, cash and cash equivalents include cash and federal funds sold. Generally, federal funds are sold for one-day periods.

Investment Securities Held-to-Maturity: Investment securities which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using methods approximating the interest method over the period to maturity.

Investment     Securities     Available-for-Sale:      Investment     securities
available-for-sale   consist  of   securities   not   classified  as  securities
held-to-maturity.

Unrealized   holding   gains   and   losses,   net   of   tax,   on   securities
available-for-sale are reported as a net amount in a separate component of stockholders' equity until realized.

Gains and losses on the sale of securities available-for-sale are determined using the specific-identification method.

Declines in the fair value of individual securities held-to-maturity and available-for-sale below their cost that are other than temporary would result in write-downs of the individual securities to their fair value. The related write-downs would be included in earnings as realized losses. The Corporation has not had any such write-downs.

Premiums  and  discounts  are  recognized  in  interest   income  using  methods
approximating the interest method over the period to maturity.

Loans Receivable: Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal balances adjusted for any charge-offs and the allowance for loan losses.

The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed.

The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

Premises and Equipment: Premises and equipment are stated at cost less accumulated depreciation. Additions and major replacements or betterments of premises and equipment are capitalized. Maintenance, repairs and minor improvements are expensed as incurred.

Depreciation of premises and equipment and amortization of leasehold improvements are computed using the straight-line method over the estimated useful lives (generally three to fifteen years) of the assets or, if shorter, the lease term for leasehold improvements.

Other Real Estate Owned ("OREO"): Real estate properties acquired through, or in lieu of, loan foreclosures are initially recorded at estimated fair value less estimated disposal costs and are included in other assets. As of December 31, 1996 and 1995, the Corporation had $0 and $172,500, respectively, recorded as OREO property. Gains or losses on sales of other real estate owned, writedowns resulting from periodic evaluation of the fair market values of other real estate owned and costs of maintaining and operating other real estate owned are charged to other noninterest income (expense). The Corporation realized net gains (loss) of $(23,309), $8,063 and $17,551 recorded as other noninterest income (expense) from the sale of OREO property for the years 1996, 1995 and 1994, respectively. No expenses were recognized for the years presented.

Advertising and Marketing Expenses: The Corporation expenses the costs of advertising and marketing as incurred.

Stock-Based Compensation: Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), encourages, but does not require companies to record compensation cost for stock-based employees compensation plans at fair value. The Corporation has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Corporation's stock at the date of the grant over the amount an employee must pay to acquire the stock.

Retirement Plan: The Corporation established a 401(K) plan during 1995 covering substantially all employees. Plan participants may contribute annually up to 12% of their compensation. Additionally, the Corporation may make profit sharing contributions to the Plan annually. The Corporation's contributions to the Plan are determined annually by the Board of Directors. The Corporation contributed approximately $42,800 and $25,300 to the Plan in 1996 and 1995, respectively.

Income Taxes: Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. The provision for income taxes of each subsidiary is recorded as if each subsidiary filed a separate return.

Financial Instruments: In the ordinary course of business, the Corporation has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded in the consolidated financial statements when they are funded or related fees are incurred or received.

Fair Values of Financial Instruments:

          Cash and Cash Equivalents: The carrying amounts of cash and cash equivalents approximate their fair value.

          Investment Securities Available-for-Sale and Held-to-Maturity: Fair values for securities are based on quoted market prices.

          Loans Receivable: For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans (for example, one-to-four family residential) and other consumer loans are based on quoted market prices of similar loans sold, adjusted for differences in loan characteristics. Fair value for commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

          Deposit Liabilities: The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate, fixed-term money-market accounts and certificates of deposit (CDs) approximate their fair values at the reporting date. Fair values for fixed-rate CDs are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

          Short-term Borrowings: The carrying amounts of federal funds purchased and securities sold under agreements to repurchase approximate their fair values. Fair values of other short-term borrowings are estimated using discounted cash flow analyses based on the Bank's current incremental borrowing rates for similar types of borrowing arrangements.

          Accrued interest: The carrying amounts of accrued interest approximate their fair values.

          Off-Balance-Sheet instruments: Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standings.

Reclassification: Certain amounts in the prior year consolidated financial statements have been reclassified to conform with the manner of presentation in 1996.

Earnings Per Share: As of December 31, 1996, earnings per common share and common equivalent share were computed by dividing net income by the weighted average number of shares of common stock and common stock equivalents outstanding during the year. The number of common shares was increased by the number of shares issuable on the exercise of stock options when the market price of the common stock exceeded the exercise price of the options. This increase in the number of common shares was reduced by the number of common shares that are assumed to have been purchased with the proceeds from the exercise of the options; those purchases were assumed to have been made at the average price of common stock during the year. Earnings per share assuming full dilution was determined in the same manner as earnings per common share and common equivalent share except that the year-end stock price was used. Earnings per share amounts for all periods presented reflect the 10% stock dividend granted in 1996.

As of December 31, 1995 and 1994, the computation of the weighted average number of shares outstanding for both common and common equivalent shares, assuming full dilution, exclude the effect of outstanding stock options because the options were either antidilutive or did not result in material dilution of net income per share in 1995 and 1994.

NOTE 2 - STOCKHOLDER LEGAL ACTION

On October 8, 1996, the judge handling the stockholder litigation by the former director of the Corporation and Bank of Columbia against the Corporation and eight of its present and former directors ruled that the plaintiff could not maintain the suit as a class action or as a derivative suit. Only the individual claims of the named plaintiff will be covered by the suit. Those claims will continue to be vigorously defended. Plaintiff has appealed this ruling.

On or about November 5, 1996, through February 24, 1997, twelve other stockholders or former stockholders of the Corporation instituted nearly identical suits against the Corporation and the same directors and former directors of the Corporation who are defendants in the suit referenced above. The suits were instituted in the Court of Common Pleas for Richland County, South Carolina and make essentially the same allegations as the above lawsuit and seek damages on account of the alleged activities of the defendant directors. The plaintiffs do not seek to recover any damages from the Corporation but the Corporation may, nevertheless, incur significant expenses to indemnify the defendant directors pursuant to applicable law.

In addition to incurring legal expenses for representation of the Corporation, the Corporation has advanced legal expenses for the individual defendants in such lawsuits in the amounts of $191,047 and $118,108 for 1996 and 1995, respectively. Such advances have been expensed as other expenses.

NOTE 3 - RESTRICTIONS ON CASH AND DUE FROM BANK ACCOUNTS

BOCL and BOC are required to maintain average reserve balances with the Federal Reserve, or in vault cash. The average daily reserve balance requirement for December 31, 1996 and 1995 was met by vault cash held in the two banks.

At December 31, 1996, the two banks had due from bank balances in excess of federally insured limits of approximately $1,249,000.

NOTE 4 - INVESTMENT SECURITIES

The  amortized   cost  and  estimated   fair  value  of  investment   securities
held-to-maturity at December 31, 1996 and 1995, are presented below:

                                                            1996                                             1995
                                                            ----                                             ----
                                                       Gross       Gross    Estimated                 Gross       Gross    Estimated
                                           Amortized Unrealized Unrealized    Fair      Amortized   Unrealized Unrealized   Fair
                                             Cost       Gains     Losses      Value        Cost        Gains     Losses     Value
                                             ----       -----     ------      -----        ----        -----     ------     -----
U.S. Treasury Securities .............   $ 8,281,749   $13,405   $41,624   $ 8,253,530   $4,038,970   $ 4,001   $17,651   $4,025,320
U.S. Government Agencies .............     4,570,256     4,350    23,535     4,551,071    4,999,809    20,196     9,649    5,010,356
Mortgage-Backed Securities ...........       219,922    10,908                 230,830      281,060    16,863                297,923
                                         -----------   -------   -------   -----------   ----------   -------   -------   ----------
  Total ..............................   $13,071,927   $28,663   $65,159   $13,035,431   $9,319,839   $41,060   $27,300   $9,333,599
                                         ===========   =======   =======   ===========   ==========   =======   =======   ==========

The  amortized   cost  and  estimated   fair  value  of  investment   securities
available-for-sale at December 31, 1996 and 1995, are presented below:

                                                       1996                                             1995
                                                       ----                                             ----
                                                 Gross       Gross     Estimated                  Gross          Gross    Estimated
                                    Amortized  Unrealized Unrealized     Fair       Amortized   Unrealized    Unrealized    Fair
                                      Cost        Gains     Losses       Value         Cost        Gains        Losses      Value
                                      ----        -----     ------       -----         ----        -----        ------      -----
U.S. Treasury Securities .......   $ 8,380,065   $51,442   $24,328   $ 8,407,179   $ 4,789,945   $ 66,013   $    8,258   $ 4,847,700
U.S. Government Agencies .......    11,974,333     5,323    68,417    11,911,239     7,262,046     85,798                  7,347,844
Other ..........................       716,150                           716,150       619,850                               619,850
                                   -----------   -------   -------   -----------   -----------   --------   ----------   -----------
  Total ........................   $21,070,548   $56,765   $92,745   $21,034,568   $12,671,841   $151,811   $    8,258   $12,815,394
                                   ===========   =======   =======   ===========   ===========   ========   ==========   ===========

The  amortized   cost  and  estimated   fair  value  of  investment   securities
held-to-maturity at December 31, 1996, based on their contractual maturities, are shown below:

                                                                                                         Estimated
                                                                                     Amortized              Fair
                                                                                       Cost                Value
                                                                                       ----                -----
Due in one year or less .................................................          $ 1,545,562          $ 1,543,004
Due after one year through five years ...................................           11,347,816           11,304,211
Due after five years through ten years ..................................              106,702              111,486
Due after ten years .....................................................               71,847               76,730
                                                                                   -----------          -----------
                                                                                   $13,071,927          $13,035,431
                                                                                   ===========          ===========

The mortgage-backed securities held at December 31, 1996 mature generally between one and twelve years. The actual lives of these securities may be shorter as a result of prepayments.

The  amortized   cost  and  estimated   fair  value  of  investment   securities
available-for-sale at December 31, 1996, based on their contractual maturities, are shown below:

                                                                                                          Estimated
                                                                                      Amortized              Fair
                                                                                        Cost                Value
                                                                                        ----                -----
Due in one year or less .................................................          $  2,249,550         $  2,260,865
Due after one year through five years ...................................            18,104,848           18,057,553
Due after ten years .....................................................               716,150              716,150
                                                                                    -----------          -----------
                                                                                    $21,070,548          $21,034,568
                                                                                    ===========          ===========

Securities with book values of $21,009,587 and $15,784,928 at December 31, 1996 and 1995, respectively, were pledged to secure public deposits and for other purposes as required by law.

There were no sales of securities during 1996, 1995 or 1994.

NOTE 5 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

Loans were composed of the following:

                                                                                                         December 31,
                                                                                                   1996                1995
                                                                                                   ----                ----
Commercial .....................................................................              $106,816,552        $84,216,406
Real estate-mortgage ...........................................................                 3,642,852          4,658,041
Consumer and other .............................................................                 4,995,419          3,867,409
Nonaccrual .....................................................................                   226,582             66,739
                                                                                              ------------        -----------
  Total                                                                                       $115,681,405        $92,808,595
                                                                                              ============        ===========

At December 31, 1996, the total loan portfolio included adjustable rate loans totaling approximately $58 million and fixed rate loans totaling approximately $58 million.

Activity in the allowance for loan losses was as follows:


                                                                           1996                     1995                     1994
                                                                           ----                     ----                     ----
Balance at beginning of year ............................             $ 1,784,508              $ 1,593,771              $ 1,450,776
Provision for loan losses ...............................                 110,000                  195,000                   75,000
Loans charged off:
  Commercial ............................................                 (96,977)                 (46,704)                 (43,565)
  Real estate-mortgage ..................................                       0                        0                     (142)
  Consumer and other ....................................                 (28,954)                 (47,167)                 (53,393)
                                                                      -----------              -----------              -----------
   Total ................................................                (125,931)                 (93,871)                 (97,100)
                                                                      -----------              -----------              -----------

Recoveries:
  Commercial ............................................                  28,272                   85,738                  135,955
  Real estate-mortgage ..................................                       0                        0                      550
  Consumer and other ....................................                   5,553                    3,870                   28,590
                                                                      -----------              -----------              -----------
  Total .................................................                  33,825                   89,608                  165,095
                                                                      -----------              -----------              -----------
Balance at end of year ..................................             $ 1,802,402              $ 1,784,508              $ 1,593,771
                                                                      ===========              ===========              ===========

                                       42

Impairment of loans having recorded investments of $396,481 at December 31, 1996 and $66,739 at December 31, 1995 has been recognized in conformity with FASB Statement 114, as amended by FASB Statement 118. The average recorded investment in impaired loans during 1996 and 1995 was $231,610 and $296,620, respectively. The total allowance for loan losses related to these loans was $82,172 and $12,148 on December 31, 1996 and 1995, respectively. Interest income on impaired loans of $25,871 and $8,208 was recognized for cash payments received in 1996 and 1995, respectively.

Interest income of $4,132, $57,370 and $50,932 was recognized during 1996, 1995 and 1994, respectively, for loans either returned to accrual status from nonaccrual or paid in full from nonaccrual status. For those loans classified as nonaccrual as of December 31, 1996, 1995 and 1994, interest income of $7,779, $9,798 and $69,784 would have been recognized in the respective periods if those loans had performed under the original terms.

Commercial   loans  include   investments   of  $3,247,629   and  $3,213,386  in
participating interests of loans originated by other financial institutions as of December 31, 1996 and 1995, respectively.

Commercial loans exclude loans serviced for others of $10,132,951 and $9,048,406 as of December 31, 1996 and 1995, respectively. Real estate mortgage loans exclude loans serviced for others of $851,299 and $862,193 as of December 31, 1996 and 1995, respectively. Servicing loans for others generally consists of collecting payments, maintaining escrow accounts and disbursing payments to investors. Loan servicing income is recorded on the accrual basis and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees.

NOTE 6 - TRANSACTIONS WITH RELATED PARTIES

Directors and officers of the Corporation and its subsidiaries are customers of and borrow from the banks in the ordinary course of business. All of these loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time in comparable transactions with unrelated third parties, and did not involve more than a normal risk of collectibility.

Directors and principal officers' direct and indirect indebtedness to the subsidiaries aggregated $4,150,181 and $5,024,908 at December 31, 1996 and 1995, respectively. During 1996, $2,769,989 of new loans were made to related parties and repayments totaled $3,644,716. Additionally, unfunded commitments to extend credit to directors and officers totaled $1,022,962 for 1996 and $1,027,789 for 1995, and standby letters of credit totaled $35,000 at December 31, 1996 and 1995.

NOTE 7 - PREMISES AND EQUIPMENT

Premises and equipment included the following:

                                                                                                         December 31,
                                                                                                  1996                    1995
                                                                                                  ----                    ----
Leasehold improvements .......................................................               $ 1,233,911                $ 1,084,820
Equipment and furnishings ....................................................                 1,678,482                  1,324,175
                                                                                             -----------                -----------
                                                                                               2,912,393                  2,408,995
Less accumulated depreciation and amortization ...............................                (1,423,234)                (1,121,437)
                                                                                             -----------                -----------
  Total premises and equipment, net ..........................................               $ 1,489,159                $ 1,287,558
                                                                                             ===========                ===========

Depreciation and amortization expenses for 1996, 1995 and 1994 totaled $329,901, $281,034, and $210,503, respectively.

NOTE 8 - DEPOSITS

The aggregate amount of short-term jumbo CDs, each with minimum denomination of $100,000, was approximately $26,984,000 and $18,378,000 at December 31, 1996 and
1995, respectively.

At December 31, 1996, the scheduled maturities of CDs were as follows:

          1997 ................................... $49,411,864
          1998 ...................................   1,978,272
          1999 ...................................     527,016
          2000 ...................................   1,522,638
          2001 and thereafter ....................           0
                                                   -----------
                                                   $53,439,790
                                                   ===========

NOTE 9 - NOTE PAYABLE

During 1996, the Corporation established a $1,200,000 revolving line of credit with another financial institution. The line of credit expires December 31, 2001. Interest is variable at the lender's prime rate minus one-half percent (7.75% average rate for 1996 and at December 31, 1996) with interest payments due quarterly beginning March 1997. The line of credit is collateralized by 550,000 shares of BOC's common stock. At December 31, 1996, the Corporation had an outstanding balance of $1,200,000 on this line of credit. The average borrowing on this line of credit during 1996 was $777,778.

The line of credit agreement contains certain covenants. The principal financial covenants require the Corporation to maintain the allowance for loan losses at least 100% of non-performing assets; tangible equity to total assets at least equal to 8% for BOC and at least equal to 6% for BOCL; nonperforming loans plus OREO to loans receivable plus OREO at a ratio no greater than 1.80%; and maintain a return on average assets of at least 1%. The Corporation was in compliance with these covenants at December 31, 1996. The Corporation is also restricted from paying any dividends unless approved by the lender. The Corporation received a waiver from the lender on this restriction for the 10% stock dividend paid December 2, 1996.

At December 31, 1996, BOCL had approximately $8.9 million and BOC had approximately $9.5 million in standby credit available from other banks for short-term borrowings.


NOTE 10 - OTHER BORROWED FUNDS

Federal funds purchased and securities sold under agreements to repurchase generally mature within one to four days from the transaction date. Other borrowed funds consist of term federal funds purchased and treasury tax and loan deposits and generally are repaid within one to 120 days from the transaction date.

Information concerning securities sold under agreements to repurchase is summarized as follows:

                                                       1996              1995
                                                       ----              ----
Average balance during the year ................     $1,342,644      $1,250,671
Average interest rate during the year ..........           3.73%           3.42%
Maximum month-end balance during the year ......     $2,674,394      $2,169,497

NOTE 11 - COMMITMENTS

The Corporation leases its office facilities under various operating leases. Original lease terms typically range from one to five years and normally have options that permit renewals for additional periods.

The aggregate future minimum lease payments under all noncancellable leases at December 31, 1996 were as follows:

       1997 .................  $253,064
       1998 .................   182,364
       1999 .................   178,362
                               --------
                               $613,790
                               ========

Total rental expenses under the above leases for 1996, 1995 and 1994 were approximately $262,000, $274,000 and $257,000, respectively.

NOTE 12 - STOCK OPTIONS

The Corporation has reserved 50,600 shares of common stock for issuance to key employees under an Incentive Stock Option Plan (the "Qualified Option Plan") and 50,600 shares of common stock for issuance to key employees, officers, and directors under a non-qualified stock option plan (the "Non-Qualified Plan"). During 1995, the Corporation reserved an additional 110,000 shares of common stock for issuance to employees under a non-qualified stock option plan (the "1995 Non-Qualified Plan"). Additionally, as part of the 1995 Non-Qualified Plan, each non-employee director of the Corporation will receive 25 options to purchase common stock for each board of directors meeting attended. The options are exercisable after six months from date of the grant and expire at the earlier of termination of director status or ten years after the date of grant. The option price will be at fair market value at the date of grant.

The following tables summarize activity of each plan:

                                                                          Options
                                                                         Price Per             Expiration
                                                      Options              Share                 Dates
                                                      -------              -----                -----
Qualified Plan
January 1, 1991 ..............................       43,325             $5.88-$8.70            07/23/00
Exercised during 1992 ........................       (2,000)                  $6.50
Exercised during 1995 ........................      (16,500)            $5.88-$8.70
Expired during 1995 ..........................       (4,300)            $5.88-$8.70
Adjusted for 10% stock dividend during 1996 ..        2,053             $5.35-$7.91
                                                     ------             -----------
December 31, 1996 ............................       22,578             $5.35-$7.91
                                                     ======             ===========

                                                                            Options
                                                                           Price Per           Expiration
                                                      Options                Share                 Dates
                                                      -------                -----                 -----
Non-Qualified Plan
January 1, 1991 ....................................   18,875             $ 5.88-$8.70            01/24/00
Granted during 1991 ................................   23,525             $       6.95            12/31/00
Exercised during 1992 ..............................     (800)            $       5.88
Exercised during 1992 ..............................   (1,300)            $       6.95
Expired during 1994 ................................     (500)            $       6.95
Exercised during 1995 ..............................     (700)            $       5.88
Adjusted for 10% stock dividend during 1996 ........    3,923             $ 5.35-$7.91
Exercised during 1996 ..............................   (8,580)            $ 5.35-$7.91
                                                       ------             ------------
December 31, 1996 ..................................   34,443             $ 5.35-$7.91
                                                       ======             ============
1995 Non-Qualified Plan
Granted during 1995 ................................   40,000             $       8,50             12/01/00
Adjusted for 10% stock dividend during 1996 ........    4,000             $       7.73
Granted during 1996 ................................    6,746             $      12.27             04/30/06
                                                       ------             ------------
December 31, 1996 ..................................   50,746             $7.73-$12.27
                                                       ======             ============

No options were granted during 1992, 1993 or 1994. Since all options granted during 1996, 1995 and 1991, in management's opinion, were issued at exercise prices equal to or greater than the market value of the common stock at the time of grant, compensation expense related to the grant of these options was not recognized. Options granted in 1996 were to non-employee directors only. The estimated fair value of those options would not have a material impact on the financial statements.

As an inducement to the President of BOCL to enter into an employment agreement in January 1992, the Corporation granted total stock options for 24,445 shares of stock at a purchase price of $3.636 per share. The President of BOCL's rights in these options fully vested in 1995. The Corporation expensed $8,800 during 1994, since the options were granted at a price estimated by management to be below fair market value. No expenses were recorded in 1996 or 1995 for these options.

The options above reflect the 10% stock dividend declared in 1996.

NOTE 13 - REGULATORY REQUIREMENTS

National banks are subject to certain restrictions regarding their ability to transfer funds to the Corporation in the form of cash dividends, loans or advances. The approval of the Office of the Comptroller of the Currency (OCC) is required to pay dividends in excess of each Bank's net profits for the current year plus retained net profits (net profits less dividends paid) for the preceding two years, less any required transfers to surplus. As of December 31, 1996, approximately $1,880,000 and $3,519,000 of BOCL's and BOC's retained earnings, respectively, were available for distribution to the Corporation as dividends without prior regulatory approval.

Under Federal Reserve regulation, the Banks are also limited as to the amount they may lend to the Corporation unless such loans are collateralized by specified obligations. Since the assets of the Corporation do not qualify as assets which may be pledged as collateral to its subsidiary banks, the Corporation is not eligible to obtain loans from its bank subsidiaries.

BOCL and BOC are subject to various capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can result in initiation of certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Banks' financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Banks must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Banks' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that BOCL and BOC meet all capital adequacy requirements to which they are subject.

As of December 31, 1996, the most recent notification from the Office of the Comptroller of the Currency categorized the Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Banks must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There have been no conditions or events since that notification that management believes have changed the Banks' categories.


                                                                                                        Minimum Required
                                                                              Minimum Required        To Be Well Capitalized
                                                                                 For Capital          Under Prompt Corrective
                                                          Actual             Adequacy Purposes         Action Provisions
(Dollars in thousands)                              Amount       Ratio      Amount        Ratio      Amount         Ratio
                                                    ------       -----      ------        -----      ------         -----
As of December 31, 1996
  Tier 1 Capital (to  Average Assets)
   Consolidated ............................       $13,605         10.1%     $5,377         4.0%     $ 6,721          5.0%
   BOC .....................................         8,808         11.0%      3,219         4.0%       4,020          5.0%
   BOCL ....................................         5,248          7.4%      2,848         4.0%       3,551          5.0%

Tier 1 Capital (to Risk Weighted Assets):
   Consolidated ............................       $13,605         11.9%     $4,567         4.0%     $ 6,851          6.0%
   BOC .....................................         8,808         13.8%      2,556         4.0%       3,834          6.0%
   BOCL ....................................         5,248         10.0%      2,102         4.0%       3,154          6.0%

Total Capital (to Risk Weighted Assets):
   Consolidated ............................       $15,137         13.3%     $9,134         8.0%     $11,418         10.0%
   BOC .....................................         9,607         15.0%      5,112         8.0%       6,390         10.0%
   BOCL ....................................         5,909         11.2%      4,205         8.0%       5,256         10.0%


At December 31, 1995, the Tier 1 capital ratio for BOCL was 9.9% and the total capital ratio was 11.2 %, while BOC had a Tier 1 capital ratio of 13.9% and a total capital ratio of 15.1%.

NOTE 14 - OTHER NONINTEREST EXPENSES

Components of other noninterest expenses were as follows:

                                                                                                Year ended December 31,
                                                                                   1996                  1995                 1994
                                                                                   ----                  ----                 ----
Legal, accounting, regulatory and insurance ......................            $  649,977            $  481,428            $  523,156
Supplies and printing ............................................               150,749               125,914               125,660
Postage and freight ..............................................               120,621                95,385                69,230
Loan servicing ...................................................                85,630                78,154                55,327
Dues and subscriptions ...........................................                70,683                78,538                45,028
Training and other employee expense ..............................                69,685                47,214                42,354
Outside services .................................................                61,503                52,364                45,863
Telephone ........................................................                56,843                58,217                51,136
Consulting .......................................................                51,274                75,377                33,670
Temporary employment service .....................................                44,593                27,035                 2,103
Directors' fees ..................................................                36,720                28,140                15,510
Losses-other than bad debt .......................................                34,393                15,112                 3,270
Data communications ..............................................                33,481                23,700                20,639
Losses - OREO ....................................................                23,309                     0                     0
Travel ...........................................................                21,610                17,538                19,295
Amortization - organization expense ..............................                     0                 7,530                30,118
Other ............................................................                28,347                33,049                41,646
                                                                              ----------            ----------            ----------
                                                                              $1,539,418            $1,244,695            $1,124,005
                                                                              ==========            ==========            ==========

NOTE 15 - INCOME TAXES

The Corporation files consolidated federal income tax returns on a calendar-year basis.

The components of consolidated income tax expense (benefit) were as follows:

                                                                Year ended December 31,
                                                1996                     1995                      1994
                                                ----                     ----                      ----
Taxes currently payable:
  Federal ............................     $   903,042                $ 552,598                $  13,000
  State ..............................         139,334                   73,529                   38,258
                                           -----------                ---------                ---------
                                             1,042,376                  626,127                   51,258
                                           -----------                ---------                ---------

Deferred income taxes:
  Federal ............................        (113,137)                (200,000)                (113,000)
                                           -----------                ---------                ---------
                                           $   929,239                $ 426,127                ($ 61,742)
                                           ===========                =========                =========

The Corporation reported its fourth consecutive profitable year as of December 31, 1996, and prior federal tax net operating loss carryforwards were fully utilized. As a result of these changes in circumstances, management reconsidered its prior policy of fully reserving net deferred tax assets concluding that as of December 31, 1996, 1995 and 1994, it was "more likely than not" that approximately $140,000, $200,000 and $113,000, respectively, of deferred tax assets will be realized. The decrease in the valuation allowance was due to the realization of loss carryforwards as reflected in income tax expense (benefit) for the years presented.

At December 31, 1996, the Corporation had net operating loss (NOL) carryforwards for state income tax purposes of approximately $2.5 million available to offset future state taxable income. The NOL carryforwards expire in the years 2003 through 2007. The valuation allowance at December 31, 1996 represents management's estimate of the allowance for the state net operating loss carryforward deferred tax asset.

Deferred tax assets and (liabilities) and related valuation allowance at December 31, 1996 and 1995, were as follows:

                                                                                     December 31,
                                                                             1996                  1995
                                                                             ----                  ----
Allowance for loan losses .....................................         $ 454,424               $ 467,986
State tax net operating loss carryforward .....................           127,194                  95,302
Excess tax over book depreciation .............................            85,522                  88,727
Unrealized loss on securities available-for-sale ..............            12,233
                                                                        ---------               ---------
Gross deferred tax asset ......................................           679,373                 652,015
                                                                        ---------               ---------
Accretion of discounts on bonds ...............................            (1,381)                (17,864)
Adjustment from accrual to cash basis for tax reporting .......                                   (34,737)
Unrealized gain on securities available-for-sale ..............                                   (48,808)
                                                                        ---------               ---------
Gross deferred tax liability ..................................            (1,381)               (101,409)
                                                                        ---------               ---------
Net deferred tax asset before valuation allowance .............           677,992                 550,606
Less valuation allowance ......................................          (120,000)               (260,624)
                                                                        ---------               ---------
Net deferred tax asset ........................................         $ 557,992               $ 289,982
                                                                        =========               =========

Total income tax expense (benefit) is different than if it were computed by applying the federal tax rate due to the following:

                                                                                                              Percentage of
                                                                   For the Year Ended December 31,            Pre-tax income
                                                                  1996            1995        1994        1996     1995      1994
                                                                  ----            ----        ----        ----     ----      ----
Tax expense at statutory rate .............................   $ 937,606     $ 614,583     $ 334,902       34.0     34.0     34.0
Net operating loss carryforwards ..........................                                (324,746)                       (33.0)
Release of deferred tax asset valuation allowance .........    (140,624)     (200,000)     (113,000)      (5.1)   (11.1)   (11.5)
State tax, net of federal benefit .........................      74,036        48,529        25,250        2.7      2.7      2.6
Alternative minimum tax expenses ..........................                   (13,000)       13,000                (1.0)     1.3
Nondeductible expenses ....................................      46,471        12,622                      1.7      1.0
Other, net ................................................      11,750       (36,607)        2,852         .4     (2.0)     0.3
                                                              ---------     ---------     ---------        ---     ----      ---
                                                              $ 929,239     $ 426,127     ($ 61,742)      33.7     23.6     (6.3)
                                                              =========     =========     =========       ====     ====     ====

NOTE 16 - CONDENSED PARENT COMPANY FINANCIAL INFORMATION

Condensed financial data for ComSouth Bankshares, Inc. (parent only) was as follows:

                                                                                       December 31,
                                                                                 1996                1995
                                                                                 ----                ----
Balance Sheet Data
Cash and short-term investments .........................................    $   235,042        $    48,971
Investments in subsidiaries, at equity ..................................     14,032,798         11,756,369
Other assets ............................................................        721,916            502,472
                                                                             -----------        -----------
  Total assets ..........................................................    $14,989,756        $12,307,812
                                                                             ===========        ===========
Note payable ............................................................    $ 1,200,000
Other liabilities .......................................................        148,934        $   428,674
Stockholders' equity ....................................................     13,640,822         11,879,138
                                                                             -----------        -----------
  Total liabilities and stockholders' equity ............................    $14,989,756        $12,307,812
                                                                             ===========        ===========

                                                                                                  Year ended December 31,
                                                                                         1996               1995              1994
                                                                                         ----               ----              ----

Results of Operations Data
Revenues:
  Management fees ............................................................      $   971,336       $   878,193       $   844,770
  Research fees ..............................................................            3,743             1,184             2,309
                                                                                    -----------       -----------       -----------
                                                                                        975,079           879,377           847,079
                                                                                    -----------       -----------       -----------

Expenses:
  Interest expense ...........................................................           45,912               233             8,993
  Other expense ..............................................................        1,495,663         1,068,234           615,130
                                                                                    -----------       -----------       -----------
                                                                                      1,541,575         1,068,467           624,123
                                                                                    -----------       -----------       -----------
Income(loss) before equity in undistributed income of subsidiaries ...........         (566,496)         (189,090)          222,956
Equity in undistributed income of subsidiaries ...............................        2,394,922         1,570,561           823,792
                                                                                    -----------       -----------       -----------
Net income ...................................................................      $ 1,828,426       $ 1,381,471       $ 1,046,748
                                                                                    ===========       ===========       ===========


                                                                                           1996              1995              1994
                                                                                           ----              ----              ----
Cash Flow Data
Cash flows from operating activities:
  Net income .................................................................      $ 1,828,426       $ 1,381,471       $ 1,046,748
Adjustments to reconcile net income to net cash
  (used for) provided by operating activities:
Equity in income of subsidiaries .............................................       (2,394,922)       (1,570,561)         (823,792)
Depreciation and amortization ................................................           38,794            34,110            18,592
Increase in other assets .....................................................         (216,916)         (174,641)         (120,654)
(Decrease) increase in other liabilities .....................................         (279,740)          292,822            64,791
                                                                                    -----------       -----------       -----------
Cash (used for) provided by operating activities  ............................       (1,024,358)          (36,799)          185,685
                                                                                    -----------       -----------       -----------

Cash flow from investing activities:
Purchases of premises and equipment ..........................................          (41,321)          (71,263)          (42,070)
                                                                                    -----------       -----------       -----------
Cash used for investing activities ...........................................          (41,321)          (71,263)          (42,070)
                                                                                    -----------       -----------       -----------

Cash from financing activities:
Net proceeds (repayments) of note payable ....................................        1,200,000          (125,000)
Proceeds from issuance of common stock .......................................           53,966           118,386
Cash in lieu of fractional shares ............................................           (2,216)
                                                                                    -----------       -----------       -----------
Cash provided by (used for) financing activities .............................        1,251,750            (6,614)                0
                                                                                    -----------       -----------       -----------

Increase (decrease) in cash and cash equivalents .............................          186,071          (114,676)          143,615
Cash and cash equivalents at beginning of year ...............................           48,971           163,647            20,032
                                                                                    -----------       -----------       -----------
Cash and cash equivalents at end of year .....................................      $   235,042       $    48,971       $   163,647
                                                                                    ===========       ===========       ===========

Supplemental disclosures of cash flow information:
Cash paid for interest .......................................................      $    45,912       $       233       $     8,993


NOTE 17 - FINANCIAL INSTRUMENTS

BOCL and BOC are parties to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of their customers and to reduce their own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial position. The contract or notional amounts of those instruments reflect the extent of involvement the subsidiaries have in particular classes of financial instruments.

BOCL's and BOC's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual amounts of those instruments. The subsidiaries use the same credit policies in making commitments and conditional obligations as they do for on-balance sheet instruments.

Unless noted otherwise, BOCL and BOC do not require collateral or other security to support financial instruments with credit risk. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not represent future cash requirements. BOCL and BOC evaluate each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by BOCL and BOC upon extension of credit, is based on management's credit evaluation of the counter party. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by BOCL and BOC to guarantee the performance of a customer to a third party. Those guaranties are primarily issued to support private borrowing arrangements. Most guaranties expire by December 1997. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies but may include accounts receivable, inventory, equipment, marketable securities and property. Since most of the letters of credit are expected to expire without being drawn upon, they do not necessarily represent future cash requirements.

The  estimated  fair  values  of  the   Corporation's   consolidated   financial
instruments were as follows at: (balances in thousands)


                                                                   December 31, 1996          December 31, 1995
                                                                   -----------------          -----------------
                                                                 Carrying        Fair        Carrying         Fair
                                                                  Amount        Value         Amount         Value
                                                                  ------        -----         ------         -----
Financial assets:
  Cash and cash equivalents ...................................$ 13,092      $ 13,092      $ 17,250       $ 17,250
  Investment securities .......................................  34,106        34,070        22,135         22,148
  Loans receivable ............................................ 113,879       117,308        91,024         93,968

Financial liabilities:
  Deposits .................................................... 145,408       145,509       117,763        118,016
  Federal  funds purchased and securities sold
    under agreements to repurchase ............................   2,674         2,674         1,755          1,755

Off-balance-sheet financial instruments:
  Commitments to extend credit ................................  21,396        21,396        18,148         18,148
  Standby letters of credit ...................................   1,689         1,689         1,775          1,775


NOTE 18 - SIGNIFICANT GROUP CONCENTRATION OF CREDIT RISK


Most of BOCL's and BOC's business activity is with customers located within the Columbia and Charleston metropolitan areas, respectively. Although BOCL and BOC have diversified loan portfolios, a substantial portion of their debtor's ability to honor their contracts is depended upon the economies of Columbia and Charleston and the surrounding areas.

The contractual amounts of credit-related financial instruments such as commitments to extend credit and letters of credit represent the amounts of potential accounting loss should the contract be fully drawn upon, the customer default, and the value of any existing collateral become worthless.



NOTE 19 - CONTINGENCIES

In addition to the matter discussed in Note 2, the Corporation and its subsidiaries are parties to and defendants in litigation arising from normal banking activities. In the opinion of management, the ultimate resolution of these matters will not have a material effect on the Corporation's financial position or results of operations.