Form 10-K405, Exhibit 13
period 1997-12-31
COMSOUTH BANKSHARES INC
filed 1998-03-30
CIK 823246

PORTIONS OF REGISTRANT'S ANNUAL REPORT TO SHAREHOLDERS
              FOR THE YEAR ENDED DECEMBER 31, 1997 INCORPORATED BY
                          REFERENCE INTO THE FORM 10-K

BUSINESS OF THE CORPORATION

General

ComSouth Bankshares, Inc. (the "Corporation") is a multi-bank holding company incorporated on May 15, 1987, pursuant to the laws of the State of South Carolina. Subsidiaries of the Corporation are Bank of Columbia, NA ("BOCL"), which opened for business on July 12, 1988, and Bank of Charleston, NA ("BOC"), which opened for business on April 12, 1990. Both Banks offer a full range of deposit services, including checking accounts, NOW accounts, and savings and other time deposits of various types, ranging from daily money market accounts to longer-term certificates of deposit. The Banks also offer individual retirement accounts. The Banks each offer a full range of short-term and intermediate-term commercial and personal loans. The Banks originate variable-rate, residential and other mortgage loans and fixed-rate mortgage loans primarily for resale. Commercial loans are made primarily to individuals and small and mid-sized businesses operating in the central and coastal regions of South Carolina, principally Richland and Lexington Counties for BOCL, and Charleston, Dorchester, and Berkeley Counties for BOC. BOCL serves its customers from its main office at 1350 Main Street and drive-in facility at 1427 Park Street in Columbia, South Carolina. BOC serves its customers from its main office and drive-in facility at 276 East Bay Street, Charleston, South Carolina.

The principal executive offices of the Corporation are located at 1136 Washington Street, Suite 200, Columbia, South Carolina 29201.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                   SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

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

TABLE 1 - FINANCIAL SUMMARY
Summary of  Operations

(thousands, except per share data)
                                                                1997           1996           1995          1994           1993
                                                             ---------      ---------      ---------      ---------      ---------
Interest income .........................................    $  14,593      $  11,276      $   9,234      $   6,786      $   6,537
Interest expense ........................................        6,580          4,924          4,125          2,570          2,690
                                                             ---------      ---------      ---------      ---------      ---------
Net interest income .....................................        8,013          6,352          5,109          4,216          3,847
Provision for loan losses ...............................          334            110            195             75            135
                                                             ---------      ---------      ---------      ---------      ---------
Net interest income after provision
  for loan losses .......................................        7,679          6,242          4,914          4,141          3,712
Noninterest income ......................................        1,995          1,646          1,469            771            690
Noninterest expense .....................................        6,059          5,131          4,576          3,927          3,836
                                                             ---------      ---------      ---------      ---------      ---------
Income before income taxes ..............................        3,615          2,757          1,807            985            566
Applicable income (taxes) benefit .......................       (1,361)          (929)          (426)            62            (43)
                                                             ---------      ---------      ---------      ---------      ---------
Net income ..............................................    $   2,254      $   1,828      $   1,381      $   1,047      $     523
                                                             =========      =========      =========      =========      =========
Earnings per share - Basic (1) ..........................    $     .98      $     .80      $     .61      $     .47      $     .23
Earnings per share - Diluted (1) ........................    $     .91      $     .77      $     .60      $     .47      $     .23
Book  value at year-end per common share ................    $    6.91      $    5.93      $    5.19      $    4.46      $    4.08
Selected year-end assets and liabilities
Total assets ............................................    $ 205,572      $ 164,634      $ 133,423      $  96,920      $  95,008
Interest-earning assets .................................      192,517        151,635        119,429         89,179         87,105
Investment securities ...................................       43,026         34,106         22,135         21,878         23,323
Loans (net) .............................................      142,671        113,879         91,024         67,301         59,883
Deposits ................................................      182,673        145,408        117,763         82,908         82,898
Noninterest-bearing deposits ............................       41,284         35,678         24,654         13,392         11,430
Interest-bearing deposits ...............................      141,389        109,730         93,109         69,516         71,468
Interest-bearing liabilities ............................        5,615          4,659          2,193          3,422          2,513
Stockholders' equity ....................................       16,016         13,641         11,879         10,104          9,238
Ratios (average)
Loans to deposits .......................................        80.89%         82.55%         80.62%         71.87%         73.58%
Return on assets ........................................         1.24%          1.30%          1.22%          1.13%          0.58%
Return on interest-earning assets .......................         1.31%          1.37%          1.30%          1.20%          0.62%
Return on stockholders' equity ..........................        15.19%         14.54%         12.74%         11.12%          5.68%
Net interest income to interest-earning assets ..........         4.66%          4.78%          4.81%          4.84%          4.53%
Net charge-offs (recoveries) to loans ...................          .26%          0.09%          0.01%         (0.11%)         0.66%
Stockholders' equity to assets ..........................         8.17%          8.94%          9.55%         10.13%         10.21%
Stockholders' equity to deposits ........................         9.32%         10.16%         10.94%         11.69%         11.60%
Risk-based capital ratio ................................        12.10%         13.30%         13.43%         16.23%         15.27%
Tier 1 leverage ratio ...................................        10.90%         11.90%         12.17%         14.96%         14.00%

(1) See Note 1 to consolidated financial statements regarding earnings per share calculation.

RESULTS OF OPERATIONS

The Corporation recorded net income of $2,254,000 or $.91 per diluted share at year end 1997, an increase of 23% over the $1,828,000 or $.77 per diluted share reported for 1996. The economy in both markets serviced by each bank has been favorable over the past several years and has generated a need for businesses to borrow to fund expansion and growth. As a result, loans outstanding grew by 25% to $144,500,000 during 1997, which was the primary reason for the improved earnings over the prior year.

The Corporation had total revenues of $16,588,000, $12,922,000 and $10,703,000 for the three years ending 1997, 1996 and 1995, respectively. Total expenses for the same periods were $14,334,000, $11,094,000 and $9,322,000.

Summarized in Table 2 is an analysis of the composition of the Corporation's revenues and expenses for 1997, 1996 and 1995.

TABLE 2 - REVENUE AND EXPENSES

                                                                            Year ended December 31,
                                                                            -----------------------
                                                         1997                         1996                     1995
                                                         ----                         ----                     ----
                                                        Amount           %            Amount        %           Amount          %
                                                        ------           -            ------        -           ------          -
Revenues
Interest on loans ................................    $11,945,201      72.0%     $ 9,454,242      73.2%     $ 7,723,855      72.2%
Interest and dividends on investment securities ..      2,520,380      15.2%       1,674,717      13.0%       1,361,008      12.7%
Interest on temporary investments ................        127,606        .8%         147,320       1.1%         148,778       1.4%
Noninterest income ...............................      1,995,115      12.0%       1,646,054      12.7%       1,469,342      13.7%
                                                      -----------     -----      -----------     -----      -----------     -----
Total revenues ...................................    $16,588,302     100.0%     $12,922,333     100.0%     $10,702,983     100.0%
                                                      ===========     =====      ===========     =====      ===========     =====

Expenses
Interest on deposits .............................    $ 6,263,216      43.7%     $ 4,756,452      42.9%     $ 4,008,427      43.0%
Interest on note payable and
  securities sold under agreements
  to repurchase ..................................        317,278       2.2%         167,104       1.5%         116,136       1.2%
Provision for loan losses ........................        334,000       2.3%         110,000       1.0%         195,000       2.1%
Salaries and employee benefits ...................      3,090,304      21.6%       2,661,977      24.0%       2,481,335      26.6%
Occupancy expenses ...............................        448,647       3.1%         433,592       3.9%         429,183       4.6%
Furniture and equipment ..........................        474,652       3.3%         406,767       3.6%         341,966       3.7%
Advertising and marketing ........................        161,966       1.1%          89,358       0.8%          78,643       0.8%
Other ............................................      1,883,592      13.2%       1,539,418      13.9%       1,244,695      13.4%
Taxes ............................................      1,360,424       9.5%         929,239       8.4%         426,127       4.6%
                                                      -----------     -----      -----------     -----      -----------     -----
Total expenses ...................................    $14,334,079     100.0%     $11,093,907     100.0%     $ 9,321,512     100.0%
                                                      ===========     =====      ===========     =====      ===========     =====

Interest on loans was responsible for most of the change in revenues in each of the last three years. Increased volume was the major factor for the growth in loan interest income as the yield realized on loans declined from 1995 to 1996, but remained relatively stable from 1996 to 1997. Interest income generated by investment securities also increased over the same three year period as a result of asset growth and improved yields earned on the portfolio each year. Noninterest income also increased over the three year period with the majority of these increases being derived from the "Business Manager" product. This product provides immediate cash flows to small businesses through the purchase by the Banks of such businesses' receivables. The Banks are paid a fee for the billing and collection of these receivables and retain full recourse against the seller of the purchased receivables in case of default. Fees derived from this product increased by $200,000 from 1995 to 1996 and $195,000 from 1996 to 1997. Management's emphasis on the attraction of core deposit relationships to provide the funding source for its loans growth continued to provide additional revenue from deposit fees charged to service these accounts. Fees derived from deposit service charges increased by $113,000 from 1995 to 1996 and $145,000 from 1996 to 1997. The increase in deposit fee income over the three year period, though impacted somewhat by a modest increase by BOCL in deposit fees during the third quarter of 1996, was principally the result of growth in the number of deposit accounts.

The increase in interest paid on deposits for the period from 1995 to 1996 was entirely due to growth in deposit accounts as rates paid on deposits declined. The increase in interest paid for deposits in the 1996 to 1997 period resulted from both growth and rate changes as rates paid on interest-bearing deposits increased by 13 basis points during the period. The increase in interest in the note payable category each year is the result of a borrowing during 1996 of $1,200,000 by the Corporation and an additional advance of $250,000 on the same note in 1997. Proceeds from these borrowings were used to support funding needs at the Corporate level for legal fees and general operating expenses. An increase in charged-off loans during 1997, coupled with a maturing loan portfolio and strong loan growth over the past two years resulted in a management decision to increase the contribution to the provision for loan losses during 1997. Salaries and employee benefits increased a modest 7% from 1995 to 1996 principally due to annual merit increases, however in 1997 management realized the need to increase staffing to better serve its customer base and to promote continued growth in the Corporation. As a result, salary and employee benefits increased by 16% in 1997 over 1996. The increase in furniture and equipment expense is the direct result of the increased staffing over the three year period. Advertising and marketing expenses increased over the three year period as a result of increased business and promotional materials to develop cross selling opportunities. In addition, charitable contributions increased by $25,000 during 1997 to support various local community projects in both service areas.

Other expenses increased by $295,000 from 1995 to 1996 and by $344,000 from 1996 to 1997. Legal fees accounted for the major portion of these increases as legal fees were $170,000 higher in 1996 than 1995 and $150,000 higher in 1997 than 1996. During 1995, 1996 and 1997, the Corporation advanced legal defense expenses for 8 present and former directors of the Corporation named as defendants in 16 suits brought by stockholders including several former directors of the Corporation or the Banks and the wife of the former President of the Corporation, one of which was asserted to be a class action status. In 1997, the trial judge granted summary judgment to all of the defendants in the suit which had been brought as a class action and the plaintiff indicated that he would appeal. Because it appeared that the Corporation would be obligated to indemnify the individual defendants for their legal expenses and the Corporation was advised by counsel that the posture of the 16 cases was such that further legal proceedings, and thus legal expenses, could be substantial, the Corporation agreed to participate in a settlement of the 16 cases pursuant to which the Corporation paid $250,000 to the plaintiffs and released its claims for reimbursement and future coverage against its directors' and officers' liability insurance carrier. The $250,000 was accrued as a legal expense in the fourth quarter of 1997 although the settlement did not become final until court approval of the settlement and dismissal of the suits occurred in the first quarter of 1998. In 1997, another shareholder represented by different counsel brought a suit against the same 8 former and present directors based on essentially the same facts. The Corporation has advanced the legal expenses for the defendants in that suit although the Corporation is not named as a defendant in that suit. Defense of the suit is not covered by insurance and the Corporation expects to have to pay the expense of defending the suit. The amount of such expense cannot be reasonably estimated. Accordingly, the Corporation has not set up a reserve to cover the expense but will accrue the expense as it occurs. Supplies and printing expenses increased by $25,000 from 1995 to 1996 and $22,000 from 1996 to 1997 and postage and freight increased by $25,000 from 1995 to 1996 and $18,000 from 1996 to 1997. These increases were primarily due to the growth in assets and deposits. Directors fees increased by $9,000 in 1996 over 1995 and $43,000 in 1997 from 1996 as a result of changes made to the fee structure in 1996, coupled with the addition of several new directors in BOCL and increased attendance in board and committee meetings. Temporary employment services increased by $18,000 from 1995 to 1996, but remained relatively stable from 1996 to 1997 as additional support was needed to support the growth each year until permanent staffing could be hired. Consulting fees declined by $24,000 from 1995 to 1996 due to a reduction in fees related to the development and implementation of a local area network (LAN) in BOCL during the last quarter of 1995. Consulting fees for 1997 were up $14,000 over 1996 due to additional programming needs to assess the potential problems related to the year 2000. Training expenses increased by $22,000 in 1996 over 1995 and declined by only $4,000 from 1996 to 1997 as each Bank continued to strengthen banking skills for there staff through various banking schools and seminars. An additional $21,000 in expense was incurred by the Corporation during 1997 as a result of its 3 for 2 stock split in October 1997. Listing fees for the newly issued stock certificates with the American Stock Exchange (AMEX) were $17,000, while processing fees by the transfer agent to issue the new certificates were $4,000.

The increase in tax expenses for each year is primarily due to the increase in pretax income for each year.

Discussion of the Corporation's financial condition and expanded discussion of its operating results are presented in the following narratives and tables.

NET INTEREST INCOME

Net interest income represents the differences between interest earned on assets and the interest paid on liabilities. It traditionally constitutes the largest source of a financial institution's earnings.

For the years 1997, 1996 and 1995, net interest income totaled $8,013,000, $6,353,000 and $5,109,000, respectively. The increase in net interest income for all three years was principally due to the growth in loans outstanding for each year as loans outstanding increased by approximately 25% in 1997 and 1996 over the preceding year.

The average yield on earning assets for 1997, 1996 and 1995 was 8.48%, 8.48% and 8.69%, the average rate paid on interest bearing liabilities was 4.85%, 4.72% and 4.84%, and the annualized net yield on average earning assets (net interest income divided by average earning assets) was 4.66%, 4.78% and 4.81%, respectively.

The change in rates paid on interest bearing liabilities from 1996 to 1997 was the result of competitive pricing in both markets served by the Banks and the need for each Bank to attract higher priced funds to support loan growth and an increase in the federal funds rate during the first quarter of the year. The change in yields and rates of the 1995 to 1996 period were primarily due to several prime rate changes, which occurred at various times during the period. Even though rates paid on interest bearing liabilities are not generally tied to the prime lending rate, changes in the prime lending rate have traditionally impacted the market rate for such liabilities. Management continues to focus its efforts on minimizing any negative earnings impact as a result of increased competition, or rate changes. However, the reduction in the net interest margin in 1997 is the result of higher rates paid on deposits due to competition for deposits to support the strong loan growth.

Table 3 shows the yields and costs on average balances for the periods discussed.

TABLE 3 - COMPARATIVE AVERAGE BALANCE SHEETS - YIELD AND COSTS (Average balances for years ended December 31, in thousands)

                                                1997                             1996                            1995
                                                ----                             ----                            ----
                                   Average    Revenues/    Yield    Average   Revenues/    Yield    Average    Revenues/    Yield
                                   Balance     expense     Rate     Balance    expense      Rate    Balance     expense     Rate
                                   -------     -------     ----     -------    -------      ----    -------     -------     ----
Interest  earning assets:
Loans(1)                            $128,892    $11,945   9.27%      $102,207     $9,454  9.25%        $79,881    $7,724   9.67%
Investment securities (taxable)       40,747      2,520   6.18%        28,064      1,675  5.97%         23,902     1,361   5.69%
Federal funds sold                     2,443        128   5.24%         2,757        147  5.33%          2,532       149   5.88%
                                     -------     ------   ----        -------     ------  ----         -------     -----   ----
Total interest-earning assets        172,082     14,593   8.48%       133,028     11,276  8.48%        106,315     9,234   8.69%
                                     -------     ------   ----        -------     ------  ----         -------     -----   ----

Noninterest  earning assets
Cash and due from banks                7,639                            6,263                            5,763
Premises and equipment                 1,421                            1,419                            1,321
Other, less allowance for loan
losses                                   554                               46                               64
                                    --------                         --------                         --------
Total noninterest earning assets       9,614                            7,728                            7,148
                                    --------                         --------                         --------
Total assets                        $181,696                         $140,756                         $113,463
                                    ========                         ========                         ========

Interest-bearing liabilities:
Interest-bearing deposits
  NOW, money market and savings      $64,907     $2,649   4.08%       $54,257     $2,139  3.94%        $41,363    $1,653   4.00%
  Time deposits                       64,589      3,614   5.60%        46,848      2,618  5.59%         41,329     2,356   5.70%
                                     -------     ------   ----        -------     ------  ----         -------     -----   ----
Total interest-bearing deposits      129,496      6,263   4.84%       101,105      4,757  4.71%         82,692     4,009   4.85%
Short-term borrowings                  4,411        196   4.44%         2,017         88  4.36%          1,915        83   4.33%
Note payable and US Treasury
tax and loan accounts                  1,738        121   6.96%         1,183         79  6.68%            641        33   5.15%
                                     -------     ------   ----        -------     ------  ----         -------     -----   ----
Total interest-bearing liabilities   135,645      6,580   4.85%       104,305      4,924  4.72%         85,248     4,125   4.84%
                                     -------     ------   ----        -------     ------  ----         -------     -----   ----


Noninterest-bearing liabilities
Demand deposits                       29,848                           22,706                           16,387
Other liabilities                      1,358                            1,167                              985
                                    --------                         --------                         --------
                                     166,851                          128,178                          102,620
Stockholders' equity                  14,845                           12,578                           10,843
                                    --------                         --------                         --------
Total liabilities and
stockholders' equity                $181,696                         $140,756                         $113,463
                                    ========                         ========                         ========
Net interest income                              $8,013                           $6,352                          $5,109
                                                 ======                           ======                          ======

Margin analysis
Interest income/earning assets                            8.48%                           8.48%                            8.69%
Interest expense/earning assets                           3.82%                           3.70%                            3.88%
                                                          -----                           -----                            -----
Net interest income/earning assets(2)                     4.66%                           4.78%                            4.81%
                                                          =====                           =====                            =====

(1)  Nonaccrual loan balances have been excluded.
(2)  Net interest income divided by total interest earning assets.

Table 4 analyzes changes in net interest income resulting from changes in volume and rates in the periods discussed.

TABLE 4 - VOLUME AND RATE VARIANCE ANALYSIS
(Tax equivalent basis)

                                                          1997 Compared to 1996                          1996 Compared to 1995
                                                          ---------------------                          ---------------------
                                                 Change in        Change in                    Change in     Change in
                                                 Volume(1)         Rate(1)        Total       Volume (1)      Rate(1)          Total
                                                 ---------         -------        -----       ----------      -------          -----
Interest income:
Loans ........................................   $2,470,533    $   20,426    $ 2,490,959     $2,066,082    $(335,695)    $1,730,387
Investment securities(2) .....................      786,551        59,112        845,663        247,140       66,569        313,709
Federal funds sold and securities
  purchased under agreement to resell ........      (17,133)       (2,581)       (19,714)         8,925      (10,383)        (1,458)
                                                 ----------    ----------    -----------     ----------    ---------     ----------
Total interest-earning assets ................    3,239,951        76,957      3,316,908      2,322,147     (279,509)     2,042,638
                                                 ----------    ----------    -----------     ----------    ---------     ----------
Interest expense:
NOW, money market and savings ................      434,053        75,878        509,931        511,219      (24,992)       486,227
Time deposits ................................      992,148         4,685        996,833        307,037      (45,239)       261,798
Federal funds purchased  and securities
  sold under agreements to repurchase ........      106,406         1,620        108,026          4,380          568          4,948
Note payable and US Treasury tax
  and loan accounts ..........................       38,815         3,334         42,149         36,350        9,669         46,019
                                                 ----------    ----------    -----------     ----------    ---------     ----------
Total interest-bearing liabilities ...........    1,571,422        85,517      1,656,939        858,986      (59,994)       798,992
                                                 ----------    ----------    -----------     ----------    ---------     ----------
Net interest income ..........................   $1,668,529    ($   8,560)   $ 1,659,969     $1,463,161    ($219,515)    $1,243,646
                                                 ==========    ==========    ===========     ==========    =========     ==========

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

Table 5 sets forth the Corporation's interest sensitivity position as of December 31, 1997 by showing the amount of interest-earning assets and interest-bearing liabilities that reprice in the periods shown.

TABLE 5 - INTEREST SENSITIVITY GAP ANALYSIS

(December 31, 1997 balances in thousands)
                                                                                       Total            One
                                             0 to 3       4 to 6      7 to 12      Within        through     Over five
                                             Months       Months      Months      One Year     Five Years        Years      Total
                                             ------       ------      ------      --------     ----------        -----      -----
Interest-earning assets
  Federal funds sold                        $  6,820                              $  6,820                                 $  6,820
  Investment securities                        9,490                   $ 5,152      14,642      $27,102        $ 1,282       43,026
  Loans receivable (1)                        69,937      $ 4,288       12,269      86,494       51,741          6,154      144,389
                                            --------      -------      -------    --------      -------        -------     --------
                                              86,247        4,288       17,421     107,956       78,843          7,436      194,235
                                            --------      -------      -------    --------      -------        -------     --------

Interest-bearing liabilities
  Deposits
     NOW, money market and savings            70,905                                70,905                                   70,905
     Time deposits                            34,988       10,984       16,451      62,423        8,062                      70,485
  Securities sold under agreements
     to repurchase                             3,096                                 3,096                                    3,096
  US Treasury tax and loan accounts            1,330                                 1,330                                    1,330
  Note payable                                    81           81          161         323          866                       1,189
                                            --------      -------      -------    --------      -------        -------     --------
                                             110,400       11,065       16,612     138,077        8,928              0      147,005
                                            --------      -------      -------    --------      -------        -------     --------
Interest-sensitive gap                      $(24,153)     $(6,777)     $  $809    $(30,121)     $69,915        $ 7,436     $ 47,230
                                            ========      =======      =======    ========      =======        =======     ========

Cumulative interest-sensitivity gap                                               $(30,121)     $39,794        $47,230
                                                                                  ========      =======        =======

Ratios of interest-earnings assets to
  interest-bearing liabilities                                                        78.2%       883.1%
                                                                                  ========      =======
Cumulative gap to total interest -earning assets                                     (15.5%)       20.5%          24.3%
                                                                                  ========      =======         ======
(1)  Excludes nonaccrual loans.

At December 31, 1997 approximately 55% of the Corporation's interest earning assets will reprice within one year, compared to 94% of interest bearing liabilities. The 15.5% or $30,121,000 negative interest-sensitivity gap position at December 31, 1997 is slightly higher than management prefers, however not at a level high enough that management would expect to create a material impact on earnings if rates were to change. This negative gap position is partially due to management's decision to classify all NOW, money market and saving deposits within the one year category when in fact a significant portion of these deposits are core deposits which may or may not be sensitive to rate changes. Management believes that paying the current market rates required to attract longer term time deposits to reduce the negative gap position is not warranted. Management is aware of its gap position and has developed specific strategies to maintain the gap position at a reasonable level.

INVESTMENT SECURITIES

Investment securities represent the second largest component of earning assets, comprising 22% and 23% of total earning assets in 1997 and 1996, respectively.
Note 4 to the accompanying consolidated financial statements presents the book value of investment securities by category as of December 31, 1997 and 1996. As shown in Table 6, the Corporation primarily invests in U.S. Treasury securities and securities of other U.S. Government agencies with maturities of up to five years.

Management reviews the investment securities portfolio and classifies securities as either held-to-maturity or available-for-sale. Securities which the
Corporation has the positive intent and ability to hold to maturity are classified as held-to-maturity, and are carried at amortized cost while all other securities were classified as available-for-sale and recorded at estimated fair value with any unrealized gain or loss recorded in stockholders' equity net of taxes. See Note 4 to the consolidated financial statements for further details.

TABLE 6 - ANALYSIS OF INVESTMENT SECURITIES

December 31 (thousands)
                                                      1997                                 1996                         1995
                                                      ----                                 ----                         ----
                                                                    Weighted
                                                                     Average
                                                                      Taxable
                                       Amortized          Fair     Equivalent     Amortized          Fair     Amortized        Fair
                                         Value          Value        Yield (1)      Value           Value       Value        Value
                                         -----          -----        ---------      -----           -----       -----        -----
Held-to-Maturity
US Treasuries
  Within one year                        $ 4,434        $ 4,435       5.36%          $ 1,504       $ 1,500      $ 1,494      $ 1,493
  One to five years                        8,350          8,390       5.99%            6,778         6,753        2,545        2,532
                                         -------        -------       ----           -------       -------      -------      -------
    Total                                 12,784         12,825       5.77%            8,282         8,253        4,039        4,025
                                         -------        -------       ----           -------       -------      -------      -------
US Government Agencies
  Within one year                          1,700          1,706       6.28%               41            43        3,300        3,290
  One to five years                        3,933          3,940       6.46%            4,570         4,551        1,757        1,778
  Five to ten years                           25             27       7.94%              107           111           90           96
  After ten years                             56             60       8.93%               72            77          134          144
                                         -------        -------       ----           -------       -------      -------      -------
    Total                                  5,714          5,733       6.44%            4,790         4,782        5,281        5,308
                                         -------        -------       ----           -------       -------      -------      -------
Total Held-to-Maturity                   $18,498        $18,558       5.98%          $13,072       $13,035       $9,320       $9,333
                                         =======        =======       ----           =======       =======       ======       ======
Available-for-Sale
US Treasuries
  Within one year                         $5,704         $5,708       6.06%           $1,249        $1,257       $1,500       $1,508
  One to five years                        2,614          2,633       5.92%            7,131         7,150        3,290        3,339
                                         -------        -------       ----           -------       -------      -------      -------
    Total                                  8,318          8,341       6.02%            8,380         8,407        4,790        4,847
                                         -------        -------       ----           -------       -------      -------      -------
US Government Agencies
  Within one year                          2,800          2,799       5.72%            1,000         1,003
  One to five years                       12,185         12,187       6.32%           10,974        10,908        7,262        7,348
                                         -------        -------       ----           -------       -------      -------      -------
     Total                                14,985         14,986       6.20%           11,974        11,911        7,262        7,348
                                         -------        -------       ----           -------       -------      -------      -------
Other Securities
  After ten years (2)                      1,201          1,201       6.91%              716           716          620          620
                                         -------        -------       ----           -------       -------      -------      -------
    Total                                  1,201          1,201       6.91%              716           716          620          620
                                         -------        -------       ----           -------       -------      -------      -------
Total Available-for-Sale                 $24,504        $24,528       6.18%          $21,070       $21,034      $12,672      $12,815
                                         =======        =======       ====           =======       =======      =======      =======
Average Maturity in Years of Total
  Investment Securities (3)                 1.64
                                         =======

(1)  Computed using a federal tax rate of 34%.
(2) Includes Federal Reserve Bank stock and Federal Home Loan Bank (FHLB) stock. These stocks are excluded from the calculation of average maturity in years. Dividends are paid at variable rates. The weighted average taxable equivalent yield for these securities is for the year 1997 only.
(3) Federal Reserve Bank Stock and FHLB Stock are excluded from the calculation of average maturity in years.

LOANS AND ALLOWANCE FOR LOAN LOSSES

At December 31, 1997, total loans outstanding increased by 25% to $144 million over the $116 million reported for year end 1996. The strong loan demand experienced by both Banks in 1996 continued throughout 1997 as the economies in both markets serviced by the banks remained good. In addition, management of the Banks continued their efforts to service the needs of their respective markets and improve each Bank's market share within their communities.

Management continuously monitors business and geographic concentrations of its loan portfolio and believes that the loan portfolio is adequately diversified. There were no significant concentrations in any industry or with any individual borrower at years ending December 31, 1997 and 1996.

The mortgage loan division of each bank originates loans primarily for sale to others and does not generally service such loans; however, certain older mortgage loans are held and serviced.

Management has policies and procedures in place to reduce any risk related to environmental issues in its lending activity. As of December 31, 1997 and 1996, management was not aware of any environmental risk or exposure in its loan portfolio or any other assets of the Corporation.


Table 7 shows the distribution of the loan portfolio among loan categories at December 31 and the maturity or repricing distribution of selected loan categories at December 31, 1997.

TABLE 7 - LOAN  RECEIVABLES AND  SELECTED  LOAN  MATURITIES  AND  INTEREST  RATE
          SENSITIVITY

Loans were composed of the following:

                                                                                    December 31,
                                                     1997             1996              1995              1994               1993
                                                ------------      ------------      ------------      ------------      ------------
Commercial ...............................      $134,160,877      $106,816,552      $ 84,216,406      $ 59,564,663      $ 50,226,133
Real estate-mortgage .....................         3,278,376         3,642,852         4,658,041         5,797,527         6,740,922
Mortgage loans held for resale ...........                                                                                   799,200
Consumer and other .......................         6,949,247         4,995,419         3,867,409         3,005,902         2,964,538
Nonaccrual ...............................            87,989           226,582            66,739           526,500           602,786
                                                ------------      ------------      ------------      ------------      ------------
Total ....................................      $144,476,489      $115,681,405      $ 92,808,595      $ 68,894,592      $ 61,333,579
                                                ============      ============      ============      ============      ============

Loan maturities and interest rate sensitivity
(December 31, 1997 balances in thousands)

                                                                              One           One to          Over
                                                                         Year or less     Five Years      Five Years        Total(1)
                                                                         ------------     ----------      ----------        --------
Types of loans:
  Commercial ...................................................          $82,778          $46,397          $4,986          $134,161
  Real Estate - Mortgage .......................................            2,487              153             639             3,279
  Consumer and other ...........................................            1,229            5,191             529             6,949
                                                                          -------          -------          ------          --------
    Total ......................................................          $86,494          $51,741          $6,154          $144,389
                                                                          =======          =======          ======          ========

Total of loans above with :
  Predetermined interest rates .................................           20,256           51,699           5,772            77,727
  Adjustable interest rates ....................................           66,238               42             382            66,662
                                                                          -------          -------          ------          --------
    Total ......................................................          $86,494          $51,741          $6,154          $144,389
                                                                          =======          =======          ======          ========


(1) Excludes nonaccrual loans totaling $87,879.

Because extending credit involves a certain degree of risk-taking, management has established loan and credit policies designed to control both the types and amounts of risk assumed and to minimize losses. Such policies include limitations on loan-to-collateral values for various types of collateral, requirements for appraisals of real estate collateral, problem loan management practices, collection procedures, and nonaccrual and charge-off guidelines. In addition, both BOCL and BOC maintain a loan classification system to monitor exposure to potential loan losses. Management believes that the December 1997 allowance levels at both BOCL and BOC are sufficient to absorb expected charge-offs and provide adequately for the inherent losses that exist in the loan portfolio, assuming more or less normal conditions exist.

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

At December 31, 1997, the consolidated allowance for loan losses was $1,806,000 or 1.25% of total loans as compared to $1,802,000 or 1.56% at December 31, 1996. The decline in the percentage of the allowance to total loans is largely due to the 25% increase in loans outstanding during 1997 and several charge-offs recorded during the year. Management's evaluation of the allowance at year-end 1997 indicated that it provided an adequate level of protection against inherent losses even with the strong growth realized during the year. The Corporation recorded net charge-offs of $331,000 for 1997, $92,000 for 1996 and $4,000 for 1995. The increase in charge-offs in 1997 is primarily due to the loss of a specific loan. Additional data covering net charge-offs/recoveries to average loans, and other charges to operations is provided in Note 5 to the consolidated financial statements as well as Table 1.

The provision for loan losses was $334,000 for 1997 and $110,000 for 1996. The increase is the provision in 1997 over 1996 was the result of increased contributions to support the strong loan growth as well as to compensate for the impact on the reserve due to the increase in loan losses for the year. Management's emphasis on sound credit underwriting standards and its continuous evaluation of its credit rating system and credit review function, indicated that this provision was sufficient to provide an adequate allowance for the loan portfolio at December 31, 1997.

Table 8 includes the activity in the allowance for loan losses at December 31 and an allocation of the allowance for loan losses to loan categories. Although the allowance is primarily general in character and available to absorb expected losses regardless of loan category, the allocation is provided to offer an indication of the relative risk characteristics of the indicated categories of the loan portfolio.

Effective January 1, 1995, the Corporation adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for the Impairment of a Loan" ("SFAS 114") and Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure" ("SFAS 118"). These statements require creditors to account for impaired loans, except for those collateral dependent loans that are accounted for at fair value or at the lower of cost or fair value, at the present value of the expected future cash flows discounted at the loan's effective interest rate. Specific reserves are maintained on impaired loans in accordance with SFAS 114 and SFAS 118, when required. The adoption of these accounting standards has not had a material effect on the financial position and results of operations of the Corporation. See Notes 1 and 5 to the consolidated financial statements for further details.

TABLE 8 -  ALLOWANCE  FOR LOAN LOSSES

Activity in the allowance for loan losses was as follows:

                                                1997               1996                1995              1994               1993
                                            -----------        -----------        -----------        -----------        -----------
Balance at beginning of year ........       $ 1,802,402        $ 1,784,508        $ 1,593,771        $ 1,450,776        $ 1,698,327
Provision for loan losses ...........           334,000            110,000            195,000             75,000            135,000
Loans charged off:
   Commercial .......................          (321,642)           (96,977)           (46,704)           (43,565)          (488,282)
   Real estate-mortgage .............                 0                  0                  0               (142)          (103,513)
   Consumer and other ...............           (34,097)           (28,954)           (47,167)           (53,393)           (94,842)
                                            -----------        -----------        -----------        -----------        -----------
      Total .........................          (355,739)          (125,931)           (93,871)           (97,100)          (686,637)
                                            -----------        -----------        -----------        -----------        -----------
Recoveries:
   Commercial .......................            20,931             28,272             85,738            135,955            159,920
   Real estate-mortgage .............                 0                  0                  0                550             97,390
   Consumer and other ...............             4,266              5,553              3,870             28,590             46,776
                                            -----------        -----------        -----------        -----------        -----------
      Total .........................            25,197             33,825             89,608            165,095            304,086
                                            -----------        -----------        -----------        -----------        -----------
Balance at end of year ..............       $ 1,805,860        $ 1,802,402        $ 1,784,508        $ 1,593,771        $ 1,450,776
                                            ===========        ===========        ===========        ===========        ===========

Allocation of allowance for loan losses to loan categories:
(December 31, 1997 balances in thousands)

                             1997                    1996                  1995                  1994                   1993
                             ----                    ----                  ----                  ----                   ----
                      Amount     Percent*      Amount    Percent     Amount    Percent     Amount    Percent       Amount    Percent
                      ------     --------      ------    -------     ------    -------     ------    -------       ------    -------

Commercial            $1,402          93%      $1,348        93%     $1,249        91%     $1,184        85%         $974        83%
Real Estate -
  Mortgage               150           2%         194         3%        273         5%        225         9%          193        12%
Consumer and
  other                  100           5%         101         4%         89         4%         66         6%           67         5%
Unallocated              154                      159                   174                   119                     217
                      ------         ---       ------       ---      ------       ---      ------       ---        ------       ---
Total                 $1,806         100%      $1,802       100%     $1,785       100%     $1,594       100%       $1,451       100%
                      ======         ====      ======       ====     ======       ====     ======       ====       ======       ====

*Percent of Loans in each category to Total Loans.

PROBLEM ASSETS

When a loan becomes 90 days past due as to interest or principal or serious doubt exists as to collectibility, the accrual of income is discontinued unless the loan is well secured and in the process of collection. Previously accrued interest on loans transferred to nonaccrual status is reversed against current earnings and any subsequent interest is recognized on the cash basis. Problem assets include nonaccrual loans, restructured loans and foreclosed properties. At December 31, 1997, $88,000 of loans were on nonaccrual status as compared to $227,000 at December 31, 1996. The decrease in nonaccrual loans was primarily due to one of the loans being paid out on an SBA guarantee and another loan being charged off. Interest income of $11,530, $4,132 and $57,370 was recognized during 1997, 1996 and 1995, respectively, for loans either returned to accrual status from nonaccrual or paid in full from nonaccrual status. For those loans classified as nonaccrual as of December 31, 1997, 1996 and 1995, interest income of $6,722, $7,779 and $9,798 would have been recognized in the respective periods if those loans had performed under the original terms. The Corporation realized a loss of approximately $23,000 on the sale of Other Real Estate Owned ("OREO") property in 1996 and a gain of approximately $8,100 on the sale of OREO property in 1995.

TABLE 9 - PROBLEM ASSETS
(Balance at December 31)

                                                                  1997          1996           1995           1994           1993
                                                                  ----          ----           ----           ----           ----
Nonaccrual loans ........................................    $   87,989     $  226,582     $   66,739     $  526,500     $  602,786
Loans past due ninety days or more ......................        77,673        125,512         15,853         28,703          8,000
Troubled debt restructuring .............................             0              0              0              0              0
Other real estate owned .................................             0              0        172,500        191,100        474,996
                                                             ----------     ----------     ----------     ----------     ----------
                                                             $  165,662     $  352,094     $  255,092     $  746,303     $1,085,782
                                                             ==========     ==========     ==========     ==========     ==========
Nonperforming assets to total loans
  and other real estate owned ...........................           .11%           .30%           .27%          1.08%          1.78%
                                                             ==========     ==========     ==========     ==========     ==========

All accruing loans 90 days of more past due were in the process of collection at each year end. At December 31, 1997, total classified loans, which include nonaccrual and accruing loans 90 days past due, were $3,736,000 or 2.6% of total loans, compared to $2,831,000 or 2.5% at December 31, 1996. While it is difficult to determine the impact of these potential problem loans, the future impact is not expected to be material as an estimate of the potential impact has been considered in determining the amount of the allowance for loan losses at December 31, 1997. Other than the loans previously discussed, management is not aware of any possible credit problems of borrowers which causes management to have serious doubts about the ability of the borrower to comply with present loan repayment terms.


AVERAGE DEPOSITS

Average deposits in 1997 were $159.3 million, compared to $123.8 million the prior year, an increase of $35.5 million or 28.7%.

The total average deposits for the years ended December 31, 1997 and 1996, are summarized below.

TABLE 10 - AVERAGE DEPOSITS
(Average balances in thousands)

                                                   1997                      1996                      1995
                                                   ----                      ----                      ----
                                             Average      Average     Average      Average      Average      Average
                                             Balance       Cost       Balance       Cost        Balance       Cost
                                             -------       ----       -------       ----        -------       ----

Noninterest bearing deposits                $ 29,848                  $ 22,706                  $16,387
Interest bearing transaction accounts         24,781       2.87%        23,717      2.78%        20,234        2.89%
Savings                                       40,126       4.83%        30,540      4.85%        21,128        5.05%
Time                                          64,590       5.60%        46,848      5.59%        41,329        5.70%
                                            --------                  --------                  -------
Total average deposits                      $159,345                  $123,811                  $99,078
                                            ========                  ========                  =======


At December 31, 1997, the Corporation had $34,363,250 in certificates of deposit of $100,000 or more. Of those accounts, maturities are as follows:

MATURITY
Less than three months                                  $22,313,212
Over 3 through 6 months                                   4,367,533
Over 6 through 12 months                                  6,192,505
Over 1 year through 5 years                               1,490,000
                                                        -----------
Total                                                   $34,363,250
                                                        ===========

LIQUIDITY AND CAPITAL RESOURCES

Liquidity is the ability to meet current and future obligations through liquidation or maturity of existing assets or the acquisition of additional liabilities. The Corporation's primary source of liquidity is funds derived from the deposit gathering operations of the Corporation's two subsidiary banks, BOCL and BOC, with additional funds provided from maturing loans and investment securities, sales of temporary investments, or sales of investment securities classified as available-for-sale. These funds are primarily used to pay interest on deposits and to fund deposit outflows. Any remaining funds are utilized for investments and to fund loan commitments and disbursements, to repay debt, and to fund operating expense. Negative funds positions are dealt with by a combination of actions including borrowings from other banks or rediscounting qualifying loans with the Federal Reserve Bank. At December 31, 1997, BOCL had approximately $11.0 million while BOC had approximately $10.1 million in standby credit available to them from other financial institutions. Management believes that a sufficient liquidity balance is maintained through the operation of its asset and liability management program. Additionally, the standby credit facilities provide adequate protection in the event of negative cash flows.

At December 31, 1997 and 1996, liquid assets of approximately $59.2 million and $47.2 million, respectively, were available to meet demands for deposit withdrawals, undisbursed amounts on lines of credit ("loan commitments") of $22,043,000 and $21,396,000 and letters of credit totaling $3,327,000 and $1,689,000, respectively. The amount of liquid assets available on December 31, 1997 includes cash and cash equivalents of $16,150,000, a increase of $3,050,000 over the December 31, 1996 amount of $13,100,000. This increase in cash and cash equivalents is attributable to short-term deposits made during the last week of the year which were invested in federal funds sold.

Reliance is being placed upon continued deposit growth as the principal source of funds. Management is committed to pay competitive market rates for deposits. Deposits were approximately $182.7 million at December 31, 1997, compared to $145.4 million at December 31, 1996. Of the total deposit base of the Corporation at December 31, 1997, approximately $34.4 million, or 18.8%, consisted of Certificates of Deposits in amounts of $100,000 and higher ("Jumbo Certificates").

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

One of the principal uses of funds is to meet loan demand at BOCL and BOC. As mentioned in the loan sections of this discussion, at December 31, 1997, total loans outstanding were approximately $144 million, as compared to $116 million at December 31, 1996.

The Comptroller of the Currency ("OCC"), the Bank's primary regulator requires national banks to maintain a Tier 1 (primarily stockholders' equity) risk-based capital ratio of 4.0% and a total risk-based capital ratio of 8.0%. At December 31, 1997, the Tier 1 capital ratio for BOCL was 9.4% and the total capital ratio was 10.6%, while BOC had a Tier 1 ratio of 13.0% and a total capital ratio of 14.2%.

The Corporation's primary regulator, the Board of Governors of the Federal Reserve Board (the "Board") has issued guidelines requiring a minimum risk based capital ratio of 8.0%, of which at least 4.0% must consist of Tier 1 capital. The Corporation's Tier 1 capital ratio was 10.9% and its total capital ratio was 12.1% at December 31, 1997. These ratios are well within guidelines established by the Corporation's primary regulator. See Note 14 to the consolidated financial statements for further discussion concerning capital ratios.

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

STOCK DATA AND DIVIDENDS

The Boards of Directors of the Corporation, BOCL and BOC intend to follow a policy of retaining earnings to provide funds to operate and expand the business of the corporation. Consequently, the Corporation has not declared or distributed any cash dividends to its shareholders. However, the Corporation's Board of Directors did declare and pay a ten percent (10%) stock dividend on December 2, 1996 for stockholders of record as of November 15, 1996, and recorded a 3 for 2 stock split in the form of a fifty percent (50%) stock dividend on October 30, 1997 for shareholders of record as of October 15, 1997.

Prior to March 21, 1996, there had been only limited trading in the Corporation's stock since there was no established market for the stock. The Corporation's stock was listed on the American Stock Exchange (AMEX) on March 21, 1996 under the ticker symbol of CSB. The initial sale price of the stock adjusted for the 10% dividend and the 3 for 2 split was $6.25 per share. Closing price at December 31, 1997 was $23.00 per share. The average monthly market trading volume for 1997 was 20,400 shares. There were approximately 600 holders of record of the Corporation's Common Stock (no par value) as of December 31, 1997.

The future dividend policy of the Corporation is subject to the discretion of the Board of Directors and will depend upon a number of factors including future earnings, financial condition, cash needs, and general business conditions. The Corporation's ability to distribute cash dividends depends entirely on the Banks' ability to distribute dividends to the Corporation. All national banks must comply with the requirements of the National Bank Act and may have to obtain the approval of the OCC before paying any dividend. The Banks may not declare or pay a dividend if the effect of the payment would cause the minimum capital of the Banks to be reduced below the minimum capital requirements imposed by the OCC. Additionally, the Corporation is subject to loan covenants that prohibit payments of dividends without prior approval of the lender.

YEAR 2000 COMPLIANCE

Because the Corporation is heavily dependent upon computers, failure of the computer systems, or the computer systems of other entities to which the Corporation's computers are linked or on which they are dependent, to operate properly after December 31, 1999, could have a material adverse effect on the Corporation. Although management has prepared a plan for addressing year 2000 issues and believes that its computer systems will not experience any significant problems with the changeover to the year 2000, it has not yet tested its systems for year 2000 compliance. Furthermore, the Corporation has not received confirmation from all of the other entities with which its systems are linked or upon which its systems are dependent that such entities do not expect to encounter problems. In addition, computer problems experienced by the customers of the Banks and others could cause economic disruptions that would affect business. Therefore, there can be no assurance that the Corporation will not experience year 2000 problems, or that such problems, if experienced, will not have a material adverse effect on the Corporation.

FOURTH QUARTER EARNINGS

Net income for the fourth quarter of 1997 was $610,000 or $.25 per diluted share, compared to $574,000 or $.24 per diluted share earned in the same quarter of 1996. Strong loan demand during 1997 was the major factor contributing to this increase in income as interest income was $900,000 higher for the fourth quarter of 1997 over 1996. Noninterest income improved by $49,000 between the two periods as fees provided by the "Business Manager" product increased by $20,000 and fees derived from deposit services, due to the growth of deposit accounts, increased by $20,000. The remainder of the increase in noninterest income is due to fees from origination of mortgage loans which were sold during the year. Mortgage loan origination activity increased during 1997 as rates remained relatively low, generating new home purchases and refinancing activity. Noninterest expense increased by $376,000 in the fourth quarter of 1997 over the same quarter of 1996. Salary and employee benefit expenses increased by $170,000 between the two periods as additional staffing was needed during the year to support growth and future production. Legal fees increased by $75,000 over the same period of 1996. The additional staffing needed to support the growth resulted in increased expenses for occupancy, furniture, fixtures and equipment in the amount of $25,000. Advertising and marketing expenses increased by $25,000 due to production of materials to support emphasis on cross selling opportunities. Supplies and postage increased by $20,000 over the two periods as a result of the increased growth in loans and deposits during the year. Other expenses also increased between the two periods by approximately $15,000. This increase was primarily due to expenses related to the 3-for-2 stock split in October as additional listing fees paid to the AMEX for listing of the shares issued in connection with the split were approximately $17,000 and processing expenses paid to the Corporation's transfer agent in connection with issuance of the additional stock certificates were approximately $4,000.

Income tax expenses increased by $59,000 as a result of pretax income being $95,000 higher in the fourth quarter of 1997 over the same period of 1996 and income tax expenses being reduced by $38,000 in the fourth quarter of 1996 as a result of an adjustment to the deferred tax asset valuation allowance.

Table 11 summarizes the financial results and selected average balances by quarter for 1997 and 1996.

TABLE 11 - QUARTERLY FINANCIAL RESULTS (dollar amounts in thousands, except per share amounts)

                                                    1997 Quarter Ended                             1996 Quarter Ended
                                        Dec. 31    Sept. 30    June 30     March 31    Dec. 31     Sept. 30    June 30     March 31
                                       --------    --------    --------    --------    --------    --------    --------    --------
Consolidated Income
  Statement
Interest income .....................  $  3,958    $  3,803    $  3,590    $  3,242    $  3,052    $  2,866      $2,747    $  2,611
Interest expense ....................     1,781       1,716       1,578       1,505       1,351       1,233       1,169       1,171
                                       --------    --------    --------    --------    --------    --------    --------    --------
Net interest income .................     2,177       2,087       2,012       1,737       1,701       1,633       1,578       1,440
Provision for loan losses ...........       114         115          90          15          60           0          40          10
                                       --------    --------    --------    --------    --------    --------    --------    --------
Net interest income after
provision
  for loan losses ...................     2,063       1,972       1,922       1,722       1,641       1,633       1,538       1,430
Noninterest income ..................       491         496         526         482         442         401         411         392
Noninterest expense .................     1,583       1,507       1,601       1,368       1,207       1,370       1,284       1,270
                                       --------    --------    --------    --------    --------    --------    --------    --------
Net income before income taxes ......       971         961         847         836         876         664         665         552
Current income taxes ................      (361)       (362)       (322)       (316)       (302)       (218)       (251)       (158)
                                       --------    --------    --------    --------    --------    --------    --------    --------
Net income ..........................  $    610    $    599    $    525    $    520    $    574    $    446    $    414    $    394
                                       ========    ========    ========    ========    ========    ========    ========    ========
Net income per share-basic ..........  $    .26    $    .26    $    .23    $    .23    $    .25    $    .20    $    .18    $    .17
                                       ========    ========    ========    ========    ========    ========    ========    ========
Net income per share-diluted ........  $    .25    $    .24    $    .21    $    .21    $    .24    $    .19    $    .17    $    .17
                                       ========    ========    ========    ========    ========    ========    ========    ========
Quarterly average balances
Assets ..............................  $181,696    $177,159    $172,317    $166,211    $152,750    $141,559    $137,284    $131,227
Earning assets ......................   172,082     167,605     162,776     157,037     144,696     133,904     129,404     124,435
Investment securities ...............    43,190      41,964      41,207      39,052      33,298      29,357      31,042      29,567
Loans ...............................   128,893     125,641     121,569     117,985     111,398     104,547      98,362      94,868
Deposits ............................   159,345     154,899     150,362     145,185     134,534     124,018     121,738     114,838
Stockholders' equity ................    14,845      14,539      14,250      14,002      13,267      12,624      12,195      12,117
Common stock data (dollar per share)
Market price range:
  High ..............................  $  23.50    $  24.88    $  20.63    $  15.88    $  15.25    $  13.12    $  14.50    $  12.37
  Low ...............................  $  16.75    $  19.63    $  15.13    $  14.50    $  12.50    $  11.62    $  12.37    $  10.00
  Average ...........................  $  22.84    $  22.83    $  17.64    $  15.30    $  13.80    $  12.30    $  13.51    $  11.54
  Close .............................  $  23.00    $  23.75    $  19.63    $  15.50    $  14.62    $  13.12    $  12.39    $  12.25


                                              J. W. HUNT AND COMPANY, LLP
                                             Certified Public Accountants
William R. Hunt, CPA                                                                           Middleburg Office Park
John C. Creech, Jr., CPA                                 Members                               1607 St. Julian Place
Anne H. Ross, CPA                                 American Institute of                        Post Office Box 265
William F. Quattlebaum, CPA                    Certified Public Accountants                    Columbia, SC 29202-0265
Susan R. Bernard, CPA                  Private Companies and SEC Practice Sections             803-254-8196
                                                                                               Fax 803-256-1254
      ____________                 Members of CPA Associates with Associated Offices in
J. W. Hunt, CPA (1907-1987)               Principal US and International Cities



To the Board of Directors and Stockholders of ComSouth Bankshares, Inc.

We have audited the consolidated balance sheets of ComSouth Bankshares, Inc. (the "Corporation") and its subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, changes in stockholders'
equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Corporation and its subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

                         J. W. Hunt and Company, LLP

Columbia, South Carolina
January 31, 1998

COMSOUTH BANKSHARES, INC.
CONSOLIDATED BALANCE SHEETS

                                                                                                               December 31,
                                                                                                               ------------
                                                                                                          1997              1996
                                                                                                          ----              ----
ASSETS
Cash and due from banks ...............................................................         $   9,332,658         $   9,441,553
Federal  funds sold ...................................................................             6,820,000             3,650,000
                                                                                                -------------         -------------
  Total cash and cash equivalents .....................................................            16,152,658            13,091,553
Investment securities:
  Held-to-maturity, at amortized cost  (fair value of $18,558,395
   in 1997 and $13,035,431 in 1996) ...................................................            18,498,356            13,071,927
  Available-for-sale, at fair value (amortized cost of $24,504,127 in
    1997 and $21,070,548 in 1996) .....................................................            24,527,758            21,034,568
Loans receivable:
  (less allowance for loan losses 1997 - $1,805,860;
   1996 - $1,802,402) .................................................................           142,670,629           113,879,003
Accrued interest receivable ...........................................................             1,643,676             1,343,298
Premises and equipment, net ...........................................................             1,311,260             1,489,159
Other assets ..........................................................................               767,201               724,956
                                                                                                -------------         -------------
Total Assets ..........................................................................         $ 205,571,538         $ 164,634,464
                                                                                                =============         =============

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits
  Noninterest bearing demand ..........................................................            41,283,341            35,677,721
  NOW, money market and savings .......................................................            70,904,709            56,290,307
  Time deposits of $100,000 or more ...................................................            34,363,250            26,984,224
  Time deposits less than $100,000 ....................................................            33,235,474            23,442,953
  Other time deposits .................................................................             2,885,885             3,012,613
                                                                                                -------------         -------------
Total deposits ........................................................................           182,672,659           145,407,818
Federal funds purchased and securities sold under
  agreements to repurchase ............................................................             3,096,166             2,674,394
Note payable ..........................................................................             1,189,167             1,200,000
U.S. Treasury tax and loan accounts ...................................................             1,330,114               784,106
Accrued interest ......................................................................               625,948               446,225
Other liabilities .....................................................................               641,912               481,099
                                                                                                -------------         -------------
Total Liabilities .....................................................................           189,555,966           150,993,642
                                                                                                -------------         -------------

Stockholders' Equity
Preferred stock
  (no par value, 50,000,000 shares authorized;
  no shares issued or outstanding)
Special stock
  (no par value, 50,000,000 shares authorized;
  no shares issued or outstanding)
Common stock
  (no par value, 50,000,000 shares authorized; shares issued and
  outstanding - 2,317,600 in 1997 and 2,299,138 in 1996) ..............................            13,699,539            13,616,273
Retained earnings .....................................................................             2,300,437                48,296
Unrealized gain (loss) on investment securities available-for-
  sale, net of applicable deferred income taxes .......................................                15,596               (23,747)
                                                                                                -------------         -------------
Total Stockholders' Equity ............................................................            16,015,572            13,640,822
                                                                                                -------------         -------------
Commitments and contingencies
  (Notes 2, 12, and 20) ...............................................................         -------------         -------------
Total Liabilities and Stockholders' Equity ............................................         $ 205,571,538         $ 164,634,464
                                                                                                =============         =============

The accompanying notes are an integral part of these consolidated financial statements.

COMSOUTH BANKSHARES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                            Year ended December 31,
                                                                               1997                   1996                 1995
                                                                           ------------          ------------          ------------
Interest income:
Interest and fees on loans .......................................         $ 11,945,201          $  9,454,242          $  7,723,855
Investment securities ............................................            2,429,235             1,633,488             1,326,097
Federal funds sold ...............................................              127,606               147,320               148,778
Dividends ........................................................               91,145                41,229                34,911
                                                                           ------------          ------------          ------------
  Total interest income ..........................................           14,593,187            11,276,279             9,233,641
                                                                           ------------          ------------          ------------
Interest expense:
Deposits .........................................................            6,263,216             4,756,452             4,008,427
Federal funds purchased and securities sold
  under agreements to repurchase .................................              195,757                87,731                82,783
U.S. Treasury tax and loan accounts ..............................               31,425                33,459                33,120
Note payable .....................................................               90,096                45,913                   233
                                                                           ------------          ------------          ------------
  Total interest expense .........................................            6,580,494             4,923,555             4,124,563
                                                                           ------------          ------------          ------------
Net interest income ..............................................            8,012,693             6,352,724             5,109,078
Provision for loan losses ........................................              334,000               110,000               195,000
                                                                           ------------          ------------          ------------
Net interest income after provision for loan losses ..............            7,678,693             6,242,724             4,914,078
                                                                           ------------          ------------          ------------
Noninterest income:
Lending operations and services ..................................            1,223,621             1,013,470               957,418
Service charges on deposit accounts ..............................              689,840               555,723               442,397
Other ............................................................               81,654                76,861                69,527
                                                                           ------------          ------------          ------------
                                                                              1,995,115             1,646,054             1,469,342
                                                                           ------------          ------------          ------------
Noninterest expenses:
Salaries and employee benefits ...................................            3,090,304             2,661,977             2,481,335
Occupancy expenses ...............................................              448,647               433,593               429,183
Furniture and equipment ..........................................              474,652               406,767               341,966
Advertising and marketing ........................................              161,966                89,358                78,643
Other ............................................................            1,883,592             1,539,418             1,244,695
                                                                           ------------          ------------          ------------
                                                                              6,059,161             5,131,113             4,575,822
                                                                           ------------          ------------          ------------
Income before provision for income taxes .........................            3,614,647             2,757,665             1,807,598
Provision for income taxes .......................................           (1,360,424)             (929,239)             (426,127)
                                                                           ------------          ------------          ------------
Net income .......................................................         $  2,254,223          $  1,828,426          $  1,381,471
                                                                           ============          ============          ============

Basic earnings per common share:
  Weighted average shares outstanding ............................            2,311,098             2,287,562             2,260,369
  Net income per weighted average number
     of shares outstanding .......................................         $       0.98          $        .80          $        .61
                                                                           ============          ============          ============

Diluted earnings per common share:
  Weighted average shares outstanding ............................            2,464,833             2,387,573             2,299,470
  Net income per weighted average number
     of shares outstanding .......................................         $       0.91          $        .77          $        .60
                                                                           ============          ============          ============










The accompanying notes are an integral part of these consolidated financial statements.

COMSOUTH BANKSHARES, INC.
CONSOLIDATED  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
Years Ended December 31, 1997, 1996 and 1995


                                                                                Retained           Unrealized
                                                                                Earnings         Gain (loss) on          Total
                                                 Common         Stock         (Accumulated         Investment        Stockholders'
                                               Shares (1)      Amount           Deficit)           Securities            Equity
                                               ----------      ------           --------           ----------            ------

Balance at December 31, 1994 ...............    2,052,582     $11,711,421       ($1,426,885)         ($180,560)         $10,103,976
Change in unrealized gain on investment
  securities available-for-sale, net of
  applicable deferred income taxes .........                                                           275,305              275,305
Issuance of common stock ...................       25,868         118,386                                                   118,386
Net income                                                                        1,381,471                               1,381,471
                                                ---------     -----------        ----------            -------          -----------

Balance at December 31, 1995 ...............    2,078,450      11,829,807           (45,414)            94,745           11,879,138
Change in unrealized loss on investment
  securities available-for-sale, net of
  applicable deferred income taxes .........                                                          (118,492)            (118,492)
6.4% stock dividend                               207,900       1,732,500        (1,732,500)
Cash in lieu of fractional shares ..........                                         (2,216)                                 (2,216)
Issuance of common shares ..................       12,788          53,966                                                    53,966
Net income .................................                                      1,828,426                               1,828,426
                                                ---------     -----------        ----------            -------          -----------

Balance at December 31, 1996 ...............    2,299,138      13,616,273            48,296            (23,747)          13,640,822

Change in unrealized gain on investment
  securities available-for-sale, net of
  applicable deferred income taxes .........                                                            39,343               39,343
Cash in lieu of fractional shares ..........                                         (2,082)                                 (2,082)
Issuance of common shares ..................       18,462          83,266                                                    83,266
Net income .................................                                      2,254,223                               2,254,223
                                                ---------     -----------        ----------            -------          -----------

Balance at December 31, 1997 ...............    2,317,600     $13,699,539        $2,300,437            $15,596          $16,015,572
                                                =========     ===========        ==========            =======          ===========


(1) Adjusted for a three-for-two stock split in 1997.













The accompanying notes are an integral part of these consolidated financial statements.

COMSOUTH BANKSHARES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                              Year ended December 31,
                                                                                   1997                1996               1995
                                                                               ------------        ------------        ------------
Cash flows from operating activities:
Net income .............................................................       $  2,254,223        $  1,828,426        $  1,381,471
Adjustments to reconcile net income to cash
  provided by operating activities:
Depreciation and amortization ..........................................            381,752             330,309             288,565
Provision for loan losses ..............................................            334,000             110,000             195,000
Deferred tax expense (benefit) .........................................             49,622            (113,137)           (200,000)
Amortization of premium and accretion of
  discount on investment securities ....................................            (36,657)              9,932              17,726
Gross amount of loans originated for resale ............................         (1,800,900)
Proceeds from loans sold ...............................................          1,800,900
Increase in accrued interest receivable ................................           (300,378)           (238,393)           (304,492)
(Increase) decrease in other assets ....................................            (54,478)             21,381              43,489
Increase (decrease) in interest payable ................................            179,723            (130,949)            340,014
Increase (decrease) in other liabilities ...............................            103,155            (480,222)            713,520
                                                                               ------------        ------------        ------------
Cash provided by operating activities ..................................          2,910,962           1,337,347           2,475,293
                                                                               ------------        ------------        ------------

Cash flows from investing activities:
Purchases of investment securities held-to-maturity ....................         (6,963,543)         (8,623,337)           (493,906)
Purchases of investment securities available-for-sale ..................         (7,686,525)        (11,174,538)        (11,556,551)
Maturities of investment securities held-to-maturity ...................          1,576,718           4,862,449           7,273,578
Maturities of investment securities available-for-sale .................          4,250,000           2,774,700           4,919,100
Net increase of loans ..................................................        (30,734,022)        (21,891,265)        (22,740,893)
Gross amount of loans serviced for others ..............................          4,299,242           4,233,697           4,464,426
Remittances on loans serviced for others ...............................         (2,690,846)         (5,307,348)         (5,641,798)
Purchases of premises and equipment ....................................           (203,853)           (531,910)           (308,190)
Proceeds from sale of other real estate owned ..........................                                                      8,063
                                                                               ------------        ------------        ------------

Cash used for investing activities .....................................        (38,152,829)        (35,657,552)        (24,076,171)
                                                                               ------------        ------------        ------------

Cash flows from financing activities:
Net increase in deposits ...............................................         37,264,841          27,645,028          34,854,381
Increase (maturities of) in federal funds purchased
 and securities sold under agreements to repurchase ....................            421,772             919,482          (1,190,837)
(Repayment) proceeds of note payable ...................................            (10,833)          1,200,000            (125,000)
Increase in U.S. treasury tax and loan accounts ........................            546,008             345,620              86,928
Proceeds from issuance of common stock .................................             83,266              53,966             118,386
Cash in lieu of fractional shares ......................................             (2,082)             (2,216)
                                                                               ------------        ------------        ------------
Cash provided by financing activities ..................................         38,302,972          30,161,880          33,743,858
                                                                               ------------        ------------        ------------
Increase (decrease) in cash and cash equivalents .......................          3,061,105          (4,158,325)         12,142,980
                                                                               ------------        ------------        ------------
Cash and cash equivalents at beginning of year .........................         13,091,553          17,249,878           5,106,898
                                                                               ------------        ------------        ------------
Cash and cash equivalents at end of year ...............................       $ 16,152,658        $ 13,091,553        $ 17,249,878
                                                                               ============        ============        ============

Supplemental disclosure of cash flow information:
Cash paid for interest .................................................       $  6,400,771        $  5,054,504        $  3,784,548
Cash paid for taxes ....................................................       $  1,398,336        $  1,575,933        $    107,995
Noncash adjustments to report investment securities
 available-for-sale at fair value:
Investment securities available-for-sale ...............................       $     23,631        $    (35,980)       $    143,553
Other (liabilities) assets .............................................             (8,035)             12,233             (48,808)
                                                                               ------------        ------------        ------------
Unrealized gain (loss) on investment securities available-
  for-sale, net of applicable deferred income taxes ....................       $     15,596        $    (23,747)       $     94,745

The accompanying notes are an integral part of these consolidated financial statements.

COMSOUTH BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1997, 1996 and 1995

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization: ComSouth Bankshares, Inc. (the "Corporation") commenced organizational activities on January 1, 1987, and was chartered on May 15, 1987, as a South Carolina corporation. The Corporation was formed to become a bank holding company and its wholly-owned subsidiaries, Bank of Columbia, NA ("BOCL") and Bank of Charleston, NA ("BOC") opened for business in Columbia, South Carolina, on July 12, 1988, and in Charleston, South Carolina, on April 12, 1990, respectively. BOCL and BOC provide general banking services in the State of South Carolina. The Banks' primary source of revenue is providing loans to customers, who are predominately small and middle-market businesses and individuals.

Principles of Consolidation: The accompanying consolidated financial statements include the accounts of the Corporation and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

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

Loans Receivable: Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding unpaid principal balances adjusted for any charge-offs and the allowance for loan losses.

Nonaccrual Loans: Commercial loans are placed on nonaccrual at the time the loan is 90 days delinquent unless the credit is well secured and in process of collection. Residential real estate loans are typically placed on nonaccrual at the time the loan is 120 days delinquent. Credit card loans, other unsecured personal credit lines and certain consumer finance loans are typically charged-off at 120 days delinquent. In all cases, loans must be placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash basis or cost recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are reasonably assured of repayment within a reasonable time frame and when the borrower has demonstrated payment performance of cash or cash equivalents for a minimum of six months. Allowance for Loan Losses: The allowance for loan losses is established through provisions for loan losses charged against income. Portions of loans deemed to be uncollectible are charged against the allowance for losses, and subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses related to impaired loans that are identified for evaluation is based on discounted cash flows using the loan's initial effective interest rate or the fair value, less selling costs, of the collateral for collateral dependent loans. By the time a loan becomes probable of foreclosure it has been charged down to fair value, less estimated cost to sell.

The allowance for loan losses is maintained at a level believed adequate by management to absorb estimated probable inherent loan losses. Management's periodic evaluation of the adequacy of the allowance is based on the Banks' past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, and other relevant factors. This evaluation is inherently subjective as it requires material estimates that are susceptible to significant change including the amounts and timing of future cash flows expected to be received on impaired loans.

Foreclosed  Assets:  Foreclosed  assets,  which are  recorded  in other  assets, include properties, acquired through foreclosure or in full or partial satisfaction of the related loan. Foreclosed assets initially are recorded at the lower of fair value, net of estimated selling costs, or costs, at the date of foreclosure. After foreclosure, valuations are periodically performed by management and the assets are carried at the lower of cost or fair value, less estimated costs to sell. Revenue and expenses from operations and changes in the valuation allowance are included in other expenses.

Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities: In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (FASB No.
125), which provides new accounting and reporting standards for sales, securitizations, and servicing of receivables and other financial assets and extinguishments of liabilities.

FASB No. 125 is effective for transactions occurring after December 31, 1996, except those provisions relating to repurchase agreements, securities lending and other similar transactions and pledged collateral, which were delayed until after December 31, 1997 by FASB No. 127, "Deferral of the Effective Date of Certain Provisions of FASB No. 125, an amendment of FASB Statement No. 125." The adoption of FASB No. 125 in 1997 did not have a material impact on the Corporation's financial position or results of operation. The adoption of FASB No. 127 in 1998 is not expected to have a material impact on the Corporation's financial position or results of operations.

Premises and Equipment: Premises and equipment are stated at cost, less accumulated depreciation. Additions and major replacements or betterments of premises and equipment are capitalized. Maintenance, repairs and minor improvements are expensed as incurred.

Depreciation of premises and equipment and amortization of leasehold improvements are computed using the straight-line method over the estimated useful lives (generally three to fifteen years) of the assets or, if shorter, the lease term for leasehold improvements.

Advertising and Marketing Expenses: The Corporation expenses the costs of advertising and marketing as incurred.

Stock-Based Compensation: The Corporation applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Corporation's stock at the date of grant over the amount an employee must pay to acquire the stock. Compensation cost for stock awards and appreciation rights is recorded based on the market price at the end of the period. The compensation cost relating to performance-based awards was $28,296 during 1997. There were no compensation costs related to performance-based awards for 1996 or 1995. At December 31, 1997, deferred compensation related to director and management awards was $28,296. There were no deferred compensation for 1996. In October 1995, Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (FASB No. 123), was issued and encourages, but does not require, adoption of a fair value method of accounting for employee stock-based compensation plans. As permitted by FASB No. 123, the Corporation has elected to disclose the pro forma net income and net income per share as if the fair value method had been applied in measuring compensation cost.

Retirement Plan: The Corporation established a 401(K) plan during 1995 covering substantially all employees. Plan participants may contribute annually up to 12% of their compensation. Additionally, the Corporation may make profit sharing contributions to the Plan annually. The Corporation's contributions to the Plan are determined annually by the Board of Directors. The Corporation contributed approximately $47,200, $42,800 and $25,300 to the Plan in 1997,1996 and 1995,
respectively. Income Taxes: Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. The provision for income taxes of each subsidiary is recorded as if each subsidiary filed a separate return. Financial Instruments: In the ordinary course of business, the Corporation has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under credit-card arrangements, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded in the consolidated financial statements when they are funded or related fees are incurred or received.

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

          Short-term Borrowings: The carrying amounts of federal funds purchased and securities sold under agreements to repurchase approximate their fair values. Fair values of other short-term borrowings are estimated using discounted cash flow analyses based on the current incremental borrowing rates for similar types of borrowing arrangements.

          Accrued interest: The carrying amounts of accrued interest approximate their fair values.

          Off-Balance-Sheet instruments: Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standings.

Reclassification: Certain amounts in the prior year consolidated financial statements have been reclassified to conform with the manner of presentation in 1997.

Earnings Per Share: Basic earnings per common share are calculated on the basis of the weighted average number of shares outstanding during the year. Diluted earnings per share includes stock options granted but not exercised. On October 30, 1997, a three-for-two stock split in the form of a stock dividend was authorized, payable to stockholders of record on October 15, 1997. A total of 770,816 shares were issued in connection with the split. All common share and per share amounts in these financial statements have been restated to reflect the split where appropriate.


NOTE 2 - STOCKHOLDER LEGAL ACTION

In the last quarter of 1997, the Corporation agreed in principle to a settlement of 16 lawsuits brought by stockholders against the Corporation and 8 former and present directors of the Corporation. The Corporation agreed to pay $250,000 in the settlement. Although the settlement was subject to judicial approval which was not obtained until the first quarter of 1998, the Corporation accrued the $250,000 in the fourth quarter of 1997.

Another stockholder suit involving the same facts but which does not name the Corporation as a defendant is still pending against the same 8 former and present directors of the Corporation. Based on rulings in the suits which were settled, it appears that the Corporation will be obligated to indemnify the defendants for their legal expenses and it is accruing those expenses as incurred. The Corporation and the Banks are defendants in other legal proceedings in the ordinary course of business. Based on consultation with legal counsel, management is of the opinion that the outcome of pending and threatened litigation will not have a material effect on the Corporation's consolidated financial statements.


NOTE 3 - RESTRICTIONS ON CASH AND DUE FROM BANK ACCOUNTS

BOCL and BOC are required to maintain average reserve balances with the Federal Reserve, or in vault cash. The average daily reserve balance requirement for December 31, 1997 and 1996 was met by vault cash held in the two banks.

At December 31, 1997, the two banks had due from bank balances in excess of federally insured limits of approximately $1,347,000.

NOTE 4 - INVESTMENT SECURITIES

The  amortized   cost  and  estimated   fair  value  of  investment   securities
held-to-maturity at December 31, 1997 and 1996, are presented below:


                                                  1997                                                 1996
                                                  ----                                                 ----
                                            Gross      Gross      Estimated                      Gross        Gross       Estimated
                            Amortized   Unrealized  Unrealized   Unrelaized      Amortized   Unrealized    Unrealized    Unrelaized
                              Cost         Gains      Losses        Value          Cost         Gains        Losses         Value
                           -----------   ---------   ---------   -----------   -----------   ----------   -----------   ------------

U.S. Treasury Securities . $12,784,336   $  52,951   $   12,547   $12,824,740  $ 8,281,749    $   13,405    $   41,624   $ 8,253,530
U.S. Government Agencies .   5,569,883      11,831                  5,581,714    4,570,256         4,350        23,535     4,551,071
Mortgage-Backed Securities     144,137       7,804                    151,941      219,922        10,908                     230,830
                           -----------   ---------   ----------   -----------  -----------   -----------    ----------   -----------
  Total .................. $18,498,356   $  72,586   $   12,547   $18,558,395  $13,071,927   $    28,663    $   65,159   $13,035,431
                           ===========   =========   ==========   ===========  ===========   ===========    ==========   ===========


The  amortized   cost  and  estimated   fair  value  of  investment   securities
available-for-sale at December 31, 1997 and 1996, are presented below:

                                                  1997                                                 1996
                                                  ----                                                 ----
                                            Gross      Gross     Estimated                      Gross        Gross       Estimated
                            Amortized   Unrealized  Unrealized  Unrelaized      Amortized   Unrealized    Unrealized    Unrelaized
                              Cost         Gains      Losses       Value          Cost         Gains        Losses         Value
                           -----------   ---------   ---------   -----------   -----------   ----------   -----------   -----------

U.S. Treasury Securities   $ 8,318,299   $  35,379   $  12,804   $ 8,340,874   $ 8,380,065   $   51,442   $    24,328   $ 8,407,179
U.S. Government Agencies    14,985,028      25,167      24,111    14,986,084    11,974,333        5,323        68,417    11,911,239
Other ..................     1,200,800                             1,200,800       716,150                                  716,150
                           -----------   ---------   ---------   -----------   -----------   ----------   -----------   -----------
  Total ................   $24,504,127   $  60,546   $  36,915   $24,527,758   $21,070,548   $   56,765   $    92,745   $21,034,568
                           ===========   =========   =========   ===========   ===========   ==========   ===========   ============

The  amortized   cost  and  estimated   fair  value  of  investment   securities
held-to-maturity at December 31, 1997, based on their contractual maturities, are shown below:

                                                                                             Estimated
                                                                           Amortized            Fair
                                                                              Cost             Value
                                                                          -----------       -----------
Due in one year or less .............................................      $6,134,509        $6,140,826
Due after one year through five years ...............................      12,282,389        12,330,319
Due after five years through ten years ..............................          25,550            26,850
Due after ten years .................................................          55,908            60,400
                                                                          -----------       -----------
                                                                          $18,498,356       $18,558,395
                                                                          ===========       ===========


The mortgage-backed securities held at December 31, 1997 mature generally between one and eleven years. The actual lives of these securities may be shorter as a result of prepayments.

The  amortized   cost  and  estimated   fair  value  of  investment   securities
available-for-sale at December 31, 1997, based on their contractual maturities, are shown below:

                                                                   Estimated
                                                  Amortized           Fair
                                                    Cost              Value
                                                    ----              -----
Due in one year or less .....................    $8,504,327        $8,506,925
Due after one year through five years .......    14,799,000        14,820,033
Due after ten years .........................     1,200,800         1,200,800
                                                  ---------         ---------
                                                $24,504,127       $24,527,758
                                                ===========       ===========

Securities with book values of $28,592,077 and $21,009,597 at December 31, 1997 and 1996, respectively, were pledged to secure public deposits and for other purposes as required by law.

There were no sales of securities during 1997, 1996 or 1995.


NOTE 5 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

Loans were composed of the following:

                                                 December 31,
                                            1997              1996
                                        ------------      ------------
Commercial ..........................   $134,160,877      $106,816,552
Real estate-mortgage ................      3,278,376         3,642,852
Mortgage loans held for resale ......
Consumer and other ..................      6,949,247         4,995,419
Nonaccrual ..........................         87,989           226,582
                                        ------------      ------------
  Total .............................   $144,476,489      $115,681,405
                                        ============      ============

At December 31, 1997, the total loan portfolio included adjustable rate loans totaling approximately $66 million and fixed rate loans totaling approximately $78 million. Overdrawn demand deposits totaling approximately $449,000 and $294,000 have been reclassified as loan balances at December 31, 1997 and 1996, respectively.

Activity in the allowance for loan losses was as follows:

                                                    1997              1996              1995
                                                -----------       -----------       -----------
Balance at beginning of year .............      $ 1,802,402       $ 1,784,508       $ 1,593,771
Provision for loan losses ................          334,000           110,000           195,000
Loans charged off:
  Commercial .............................         (321,642)          (96,977)          (46,704)
  Real estate-mortgage ...................                0                 0                 0
  Consumer and other .....................          (34,097)          (28,954)          (47,167)
                                                -----------       -----------       -----------
   Total .................................         (355,739)         (125,931)          (93,871)
                                                -----------       -----------       -----------

Recoveries:
  Commercial .............................           20,931            28,272            85,738
  Real estate-mortgage ...................                0                 0                 0
  Consumer and other .....................            4,266             5,553             3,870
                                                -----------       -----------       -----------
  Total ..................................           25,197            33,825            89,608
                                                -----------       -----------       -----------
Balance at end of year ...................      $ 1,805,860       $ 1,802,402       $ 1,784,508
                                                ===========       ===========       ===========

Impairment of loans having recorded investments of $520,479 at December 31, 1997, and $396,481 at December 31, 1996, has been recognized in conformity with FASB Statement 114, as amended by FASB Statement 118. The average recorded investment in impaired loans during 1997 and 1996 was $458,480 and $231,610, respectively. The total allowance for loan losses related to these loans was $77,522 and $82,172 on December 31, 1997 and 1996, respectively. Interest income on impaired loans of $13,554, $25,871 and $8,208 was recognized for cash payments received in 1997, 1996 and 1995, respectively. Interest income of $11,530, $4,132 and $57,370 was recognized during 1997, 1996 and 1995, respectively, for loans either returned to accrual status from nonaccrual or paid in full from nonaccrual status. For those loans classified as nonaccrual as of December 31, 1997, 1996 and 1995, interest income of $6,722, $7,779 and $9,798 would have been recognized in the respective periods if those loans had performed under the original terms.

Commercial   loans  include   investments   of  $1,056,888   and  $3,247,629  in
participating interests of loans originated by other financial institutions as of December 31, 1997 and 1996, respectively.

Commercial loans exclude loans serviced for others of $8,537,258 and $10,132,951 as of December 31, 1997 and 1996, respectively. Real estate mortgage loans exclude loans serviced for others of $838,596 and $851,299 as of December 31, 1997 and 1996, respectively. Servicing loans for others generally consists of collecting payments, maintaining escrow accounts and disbursing payments to investors. Loan servicing income is recorded on the accrual basis and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees.


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

Directors and principal officers' direct and indirect indebtedness to the subsidiaries aggregated $4,552,869 and $4,150,181 at December 31, 1997 and 1996, respectively. During 1997, $3,802,060 of new loans were made to related parties and repayments totaled $3,399,371. Additionally, unfunded commitments to extend credit to directors and officers totaled $1,329,472 for 1997 and $1,022,962 for 1996, and standby letters of credit totaled $208,000 and $35,000 at December 31, 1997 and 1996.


NOTE 7 - PREMISES AND EQUIPMENT

Premises and equipment included the following:

                                                                                                         December 31,
                                                                                                 1997                      1996
                                                                                             -----------                -----------
Leasehold improvements .......................................................               $ 1,290,738                $ 1,233,911
Equipment and furnishings ....................................................                 1,825,508                  1,678,482
                                                                                             -----------                -----------
                                                                                               3,116,246                  2,912,393
Less accumulated depreciation and amortization ...............................                (1,804,986)                (1,423,234)
                                                                                             -----------                -----------
  Total premises and equipment, net ..........................................               $ 1,311,260                $ 1,489,159
                                                                                             ===========                ===========

Depreciation and amortization expenses for 1997, 1996 and 1995 totaled $381,752, $329,901, and $281,034, respectively.

NOTE 8 - DEPOSITS

The aggregate amount of short-term jumbo CDs, each with minimum denomination of $100,000, was approximately $34,363,000 and $26,984,000 at December 31, 1997 and
1996, respectively.

At December 31, 1997, the scheduled maturities of CDs were as follows:

                            1998 ..................     $62,422,521
                            1999 ..................       5,931,188
                            2000 ..................       1,427,525
                            2001 ..................         703,375
                                                        -----------
                                                        $70,484,609
                                                        ===========





NOTE 9 - NOTE PAYABLE

During 1996, the Corporation established a $1,200,000 revolving line-of-credit with another financial institution. The line-of-credit was subsequently converted to a term loan and matures December 2001 with interest payments due quarterly. BOC's common stock serves as collateral. Borrowings during 1997 and 1996 are summarized as follows:


                                                              1997              1996
                                                          ------------       -----------
Interest rate at year-end ..............................         8.00%             7.75%
Maximum amount outstanding at any month-end ............   $1,200,000        $1,200,000
Average amount outstanding during the year .............   $1,108,767          $777,778
Weighted average interest rate during the year .........         8.10%             7.75%

During 1997, the Corporation established a $250,000 term loan with the financial institution noted in the preceding paragraph. This loan matures September 30, 2000. Interest is variable at the lender's prime rate minus one-half percent (8.0% average rate for 1997 and at December 31, 1997) with repayment of $20,833 plus accrued interest due quarterly beginning December 31, 1997. The loan is cross-collateralized with the line-of-credit noted above.

The line-of-credit agreement and the term loan agreement contain certain covenants. The principal financial covenants require the Corporation to maintain the allowance for loan losses in an amount of at least 100% of non-performing assets; tangible equity to total assets at least equal to 8% for BOC and at least equal to 6% for BOCL; nonperforming loans plus foreclosed assets to loans receivable plus foreclosed assets at a ratio no greater than 1.80%; and maintain a return on average assets of at least 1%. The Corporation was in compliance with these covenants at December 31, 1997. The Corporation is also restricted from paying any dividends unless approved by the lender. The Corporation received a waiver from the lender on this restriction for the 1997 three-for-two stock split and the 10% stock dividend paid in December 1996.

At December 31, 1997, BOCL had approximately $11.0 million and BOC had approximately $10.1 million in standby credit available from other banks for short-term borrowings.


NOTE 10 - FEDERAL HOME LOAN BANK ADVANCES

The Banks are members of the Federal Home Loan Bank and as such, have access to borrowings. The Banks use the borrowings to meet short-term liquidity needs and generally repay the advances and variable interest within one day. Collateral for the borrowings are blanket liens on the Banks' one to four family residential loans. All borrowings were repaid at December 31, 1997. The average interest rate on such borrowings was 6.50% for 1997.

NOTE 11 - OTHER BORROWED FUNDS

Federal funds purchased and securities sold under agreements to repurchase generally mature within one to four days from the transaction date. Other borrowed funds consist of term federal funds purchased and treasury tax and loan deposits and generally are repaid within one to 120 days from the transaction date.

Information concerning securities sold under agreements to repurchase is summarized as follows:

                                                        1997             1996
                                                     ----------       ----------
Average balance during the year                      $3,346,634       $1,342,644
Average interest rate during the year                     4.00%            3.73%
Maximum month-end balance during the year            $3,806,376       $2,674,394


NOTE 12 - COMMITMENTS

The Corporation leases its office facilities and certain equipment under various operating leases. Original lease terms typically range from one to ten years and normally have options that permit renewals for additional periods.




The aggregate future minimum lease payments under all noncancellable leases at December 31, 1997 were as follows:

                                   1998 ..............    $382,592
                                   1999 ..............     378,590
                                   2000 ..............      99,116
                                   2001 ..............      99,116
                                   2002 ..............      85,979
                                Thereafter ...........     114,000
                                                        ----------
                                                        $1,159,393
                                                        ==========

Total rental expenses under the above leases for 1997, 1996 and 1995 were approximately $355,000, $262,000 and $274,000, respectively.


NOTE 13 - STOCK OPTIONS

The Corporation has reserved 75,900 shares of common stock for issuance to key employees under an Incentive Stock Option Plan (the "Qualified Option Plan") and 75,900 shares of common stock for issuance to key employees, officers, and directors under a non-qualified stock option plan (the "Non-Qualified Plan"). During 1995, the Corporation reserved an additional 165,000 shares of common stock for issuance to employees under a non-qualified stock option plan (the "1995 Non-Qualified Plan"). Additionally, as part of the 1995 Non-Qualified Plan, each non-employee director of the Corporation will receive options to purchase 40 shares of common stock for each board of directors meeting attended. The options are exercisable after six months from date of the grant and expire at the earlier of termination of director status or ten years after the date of grant. The option price will be at fair market value at the date of grant.

The following tables summarize activity of each plan:

                                                                                    Options
                                                                                   Price Per           Expiration
                                                                   Options           Share               Dates
                                                                    -------       ------------          --------
Qualified Plan
January 1, 1991 ...............................................      43,325
Exercised during 1992 .........................................      (2,000)
Exercised during 1995 .........................................     (16,500)
Expired during 1995 ...........................................      (4,300)
Adjusted for 10% stock dividend during 1996 ...................       2,053
Adjusted for 3 for 2 split in 1997 ............................      11,289
                                                                     ------
December 31, 1997 .............................................      33,867       $3.56-$5.27           01/24/00
                                                                     ======       ===========           ========

Non-Qualified Plan
January 1, 1991 ...............................................      18,875
Granted during 1991 ...........................................      23,525
Exercised during 1992 .........................................      (2,100)
Expired during 1994 ...........................................        (500)
Exercised during 1995 .........................................        (700)
Adjusted for 10% stock dividend during 1996 ...................       3,923
Exercised during 1996 .........................................      (8,580)
Adjusted for 3 for 2 split in 1997 ............................      17,628
Exercised during 1997 .........................................     (17,662)
                                                                    --------
December 31, 1997 .............................................      34,409       $3.56-$5.27           12/31/00
                                                                     ======       ===========           ========

1995 Non-Qualified Plan
Granted during 1995 ...........................................      40,000
Adjusted for 10% stock dividend during 1996 ...................       4,000
Granted during 1996 ...........................................       6,746
Adjusted for 3 for 2 split in 1997 ............................      25,397
Granted during 1997 ...........................................      56,888
                                                                     ------
December 31, 1997 .............................................     133,031       $5.15-$15.91          04/28/07
                                                                    =======       ============          ========

Since all options granted during 1997, 1996 and 1995, other than those granted to Messrs. Barnwell and Swanson discussed below, in management's opinion, were issued at exercise prices equal to or greater than the market value of the common stock at the time of grant, compensation expense related to the grant of these options was not recognized.

As an inducement to the President of BOCL to enter into an employment agreement in January 1992, the Corporation granted total stock options for 36,668 shares of stock at a purchase price of $2.42 per share. The President of BOCL's rights in these options fully vested in January 1995.

In recognition of their outstanding performance since the inception of the Bank of Charleston and as an inducement for their continued employment, Messrs. Arthur P. Swanson, CEO and President and John P. Barnwell, Executive Vice President, Bank of Charleston, NA were each granted options to purchase 18,000 shares of common stock at a price of $.67 per share. These options are to vest on a pro rata basis over a five year period with one fifth of the total vesting each year, beginning October 10, 1998. Expiration of these options will be in five year increments beginning with each vesting date. Since these options were granted at a price less than fair market value, the Corporation expensed approximately $28,000 in additional compensation expenses during 1997 and plans to expense approximately $9,200 per month for the remaining vesting period. In the event of a change of control of the Corporation, any unvested options will vest immediately.

The fair value of stock-based compensation was estimated at date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1997: risk-free interest rate of 6.43%; dividend yield of 0.00%; volatility factor of the expected market price of the Corporation's common stock of .17; a weighted-average expected life of the option of 5.7 years and an assumed annual forfeiture rate of 0%. The Corporation's pro forma information is presented below:

                                                              1997
                                                              ----
                                                 As Reported        Pro Forma
                                                 -----------        ---------
Net income ................................       $2,254,223        $2,229,079
Basic net income per common share .........             0.98              0.97
Diluted net income per common share .......             0.91              0.90

All options above have been adjusted to reflect the 10% stock dividend declared in 1996 and the 3 for 2 split in October of 1997.


NOTE 14 - REGULATORY REQUIREMENTS

National banks are subject to certain restrictions regarding their ability to transfer funds to the Corporation in the form of cash dividends, loans or advances. The approval of the Office of the Comptroller of the Currency (OCC) is required to pay dividends in excess of each Bank's net profits for the current year plus retained net profits (net profits less dividends paid) for the preceding two years, less any required transfers to surplus. As of December 31, 1997, approximately $2,902,000 and $3,613,000 of BOCL's and BOC's retained earnings, respectively, were available for distribution to the Corporation as dividends without prior regulatory approval.

Under Federal Reserve regulation, the Banks are also limited as to the amount they may lend to the Corporation unless such loans are collateralized by specified obligations. Since the assets of the Corporation do not qualify as assets which may be pledged as collateral to its subsidiary banks, the Corporation is not eligible to obtain loans from its bank subsidiaries.

BOCL and BOC are subject to various capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can result in initiation of certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Banks' financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Banks must meet specific capital guidelines that involve quantitative measures of the Banks' assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Banks' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that BOCL and BOC meet all capital adequacy requirements to which they are subject.

As of September 30, 1997, the most recent notifications from the Office of the Comptroller of the Currency categorized the Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Banks must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There have been no conditions or events since that notification that management believes have changed the Banks' categories.


                                                                                                              Minimum Required
                                                                                     Minimum Required      To Be Well Capitalized
                                                                                       For Capital         Under Prompt Corrective
(Dollars in thousands)                                           Actual              Adequacy Purposes        Actual Provisions
                                                          ------------------         -----------------        -----------------
                                                          Amount       Ratio       Amount        Ratio       Amount       Ratio
                                                          ------       -----       ------        -----       ------       -----
As of December 31, 1997
  Tier 1 Capital (to Average Assets)
     Consolidated ...................................      $16,000      8.3%         $7,857      4.0%          $9,822      5.0%
     BOC ............................................       10,243     10.6%          3,865      4.0%           4,832      5.0%
     BOCL ...........................................        6,363      6.4%          3,965      4.0%           4,956      5.0%
  Tier 1 Capital (to Risk Weighted Assets):
     Consolidated ...................................      $16,000     10.9%         $5,869      4.0%          $8,803      6.0%
     BOC ............................................       10,243     13.0%          3,145      4.0%           4,718      6.0%
     BOCL ...........................................        6,363      9.4%          2,718      4.0%           4,076      6.0%
  Total Capital (to Risk Weighted Assets):
     Consolidated ...................................      $17,806     12.1%        $11,737      8.0%         $14,671     10.0%
     BOC ............................................       11,194     14.2%          6,290      8.0%           7,863     10.0%
     BOCL ...........................................        7,212     10.6%          5,436      8.0%           6,794     10.0%
As of December 31, 1996
  Tier 1 Capital (to Average Assets):
     Consolidated ...................................      $13,605     10.1%         $5,377      4.0%          $6,721      5.0%
     BOC ............................................        8,808     11.0%          3,219      4.0%           4,020      5.0%
     BOCL ...........................................        5,248      7.4%          2,848      4.0%           3,551      5.0%
  Tier 1 Capital (to Risk Weighted Assets):
     Consolidated ...................................      $13,605     11.9%         $4,567      4.0%          $6,851      6.0%
     BOC ............................................        8,808     13.8%          2,556      4.0%           3,834      6.0%
     BOCL ...........................................        5,248     10.0%          2,102      4.0%           3,154      6.0%
  Total Capital (to Risk Weighted Assets):
     Consolidated ...................................      $15,137     13.3%         $9,134      8.0%         $11,418     10.0%
     BOC ............................................        9,607     15.0%          5,112      8.0%           6,390     10.0%
     BOCL ...........................................        5,909     11.2%          4,205      8.0%           5,256     10.0%


NOTE 15 - OTHER NONINTEREST EXPENSES

Components of other noninterest expenses were as follows:

                                                                                               Year ended December 31,
                                                                                               -----------------------
                                                                                   1997                 1996                 1995
                                                                              ----------            ----------            ----------
Legal, accounting, regulatory and insurance ......................            $  796,481            $  649,977            $  481,428
Supplies and printing ............................................               172,526               150,749               125,914
Postage and freight ..............................................               138,387               120,621                95,385
Loan servicing ...................................................                90,555                85,630                78,154
Outside services .................................................                81,236                61,503                52,364
Directors' Fees ..................................................                80,199                36,720                28,140
Dues and subscriptions ...........................................                68,061                70,683                78,538
Training and other employee expenses .............................                65,759                69,685                47,214
Consulting .......................................................                65,646                51,274                75,377
Telephone ........................................................                60,614                56,843                58,217
Losses other than bad debt .......................................                55,549                34,393                15,112
Temporary employment services ....................................                42,784                44,593                27,035
Data communications ..............................................                40,567                33,481                23,700
Travel-nonofficers ...............................................                26,509                21,610                17,538
Losses-OREO ......................................................                                      23,309
Amortization - organization expense ..............................                                                             7,530
Other ............................................................                98,719                28,347                33,049
                                                                              ----------            ----------            ----------
                                                                              $1,883,592            $1,539,418            $1,244,695
                                                                              ==========            ==========            ==========

NOTE 16 - INCOME TAXES

The Corporation files consolidated federal income tax returns on a calendar-year basis.

The components of consolidated provision for income taxes were as follows:

                                                                                     Year ended December 31,
                                                                                     -----------------------
                                                                       1997                       1996                       1995
                                                                  -----------               -----------                -----------
Taxes currently payable:
  Federal ..........................................               $ 1,095,262               $   903,042              $   552,598
  State ............................................                   215,540                   139,334                   73,529
                                                                   -----------               -----------              -----------
                                                                     1,310,802                 1,042,376                  626,127
                                                                   -----------               -----------              -----------
Deferred income taxes:
  Federal ..........................................                    49,622                  (113,137)                (200,000)
                                                                   -----------               -----------              -----------
                                                                   $ 1,360,424               $   929,239              $   426,127
                                                                   ===========               ===========              ===========

The Corporation reported its fifth consecutive profitable year as of December 31, 1997, and prior federal tax net operating loss carryforwards were fully utilized in 1996. As a result of these changes in circumstances, management reconsidered its prior policy of fully reserving net deferred tax assets concluding that it was "more likely than not" that approximately $140,000 and $200,000 of deferred tax assets would be realized in 1996 and 1995. The decrease in the valuation allowance was due to the realization of loss carryforwards as reflected in the provision for income taxes.

At December 31, 1997, the Corporation had net operating loss (NOL) carryforwards for state income tax purposes of approximately $3.5 million available to offset future state taxable income. The NOL carryforwards expire in the years 2003 through 2012. The valuation allowance at December 31, 1997 represents management's estimate of the allowance for the state net operating loss carryforward deferred tax asset.

Deferred tax assets and (liabilities) and related valuation allowance at December 31, 1997 and 1996, were as follows:

                                                                                                           December 31,
                                                                                                           ------------
                                                                                                    1997                     1996
                                                                                                 ---------                ---------
Allowance for loan losses ........................................................               $ 439,789                $ 497,145
State tax net operating loss carryforward ........................................                 177,257                  127,194
Excess tax over book depreciation ................................................                  67,917                   82,522
Accrued liabilities ..............................................................                  29,068
Unrealized loss on securities available-for-sale .................................                                           12,233
                                                                                                 ---------                ---------
Gross deferred tax asset .........................................................                 714,031                  719,094
                                                                                                 ---------                ---------

Accretion of discounts on bonds ..................................................                 (20,953)                  (1,381)
Unrealized gain on securities available-for-sale .................................                  (8,035)
                                                                                                 ---------                ---------
Gross deferred tax liability .....................................................                 (28,988)                  (1,381)
                                                                                                 ---------                ---------
Net deferred tax asset before valuation allowance ................................                 685,043                  717,713
Less valuation allowance .........................................................                (157,220)                (120,000)
                                                                                                 ---------                ---------
Net deferred tax asset ...........................................................               $ 527,823                $ 597,713
                                                                                                 =========                =========

Total provision for income taxes is different than if it were computed by applying the federal tax rate due to the following:


                                                             For the Year ended December 31,         Percentage of Pre-tax income
                                                          1997             1996            1995          1997     1996     1995
                                                       -----------     -----------     -----------       ----     ----     ----
Tax expense at statutory rate ......................   $ 1,228,980     $   937,606     $   614,583       34.0     34.0     34.0
Change in deferred tax asset valuation allowance ...        37,220        (140,624)       (200,000)       1.0     (5.1)   (11.1)
State tax, net of federal benefit ..................       107,355          74,036          48,529        3.0      2.7      2.7
Alternative minimum tax expenses ...................                                       (13,000)                        (1.0)
Nondeductible expenses .............................       (26,856)         46,471          12,622        (.7)     1.7      1.0
Other, net .........................................        13,725          11,750         (36,607)        .4       .4     (2.0)
                                                       -----------     -----------     -----------      -----    -----    -----
                                                       $ 1,360,424     $   929,239     $   426,127       37.7     33.7     23.6
                                                       ===========     ===========     ===========      =====    =====    =====


NOTE 17 - CONDENSED PARENT COMPANY FINANCIAL INFORMATION

Condensed financial data for ComSouth Bankshares, Inc. (parent only) was as follows:

                                                                                                           December 31,
                                                                                                           ------------
                                                                                                  1997                       1996
                                                                                              -----------                -----------
Balance Sheet Data
Cash and short-term investments ..............................................                $    61,415                $   235,042
Investments in subsidiaries, at equity .......................................                 16,621,175                 14,032,798
Other assets .................................................................                    713,276                    721,916
                                                                                              -----------                -----------
  Total assets ...............................................................                $17,395,866                $14,989,756
                                                                                              ===========                ===========

Note payable .................................................................                $ 1,189,167                $ 1,200,000
Other liabilities ............................................................                    191,127                    148,934
Stockholders' equity .........................................................                 16,015,572                 13,640,822
                                                                                              -----------                -----------
  Total liabilities and stockholders' equity .................................                $17,395,866                $14,989,756
                                                                                              ===========                ===========


                                                                                                Year ended December 31,
                                                                                                -----------------------
                                                                                        1997             1996               1995
                                                                                    -----------       -----------       -----------

Results of Operations Data
Revenues:
  Management fees ............................................................      $ 1,019,265       $   971,336       $   878,193
  Other ......................................................................               40             3,743             1,184
                                                                                    -----------       -----------       -----------
                                                                                      1,019,305           975,079           879,377
                                                                                    -----------       -----------       -----------

Expenses:
  Salaries and employee benefits .............................................          752,165           640,763           579,079
  Interest expense ...........................................................           90,096            45,912               233
  Other expense ..............................................................          771,054           854,900           489,155
                                                                                    -----------       -----------       -----------
                                                                                      1,613,315         1,541,575         1,068,467
                                                                                    -----------       -----------       -----------
Income (loss) before equity in undistributed income of subsidiaries ..........         (594,010)         (566,496)         (189,090)
Equity in undistributed income of subsidiaries ...............................        2,848,233         2,394,922         1,570,561
                                                                                    -----------       -----------       -----------
Net income ...................................................................      $ 2,254,223       $ 1,828,426       $ 1,381,471
                                                                                    ===========       ===========       ===========


                                                                                  1997               1996                  1995
                                                                            -----------           -----------           -----------
Cash Flow Data
Cash flows from operating activities:
  Net income .....................................................          $ 2,254,223           $ 1,828,426           $ 1,381,471
Adjustments to reconcile net income to net cash
  used for operating activities:
Equity in income of subsidiaries .................................           (2,848,233)           (2,394,922)           (1,570,561)
Depreciation and amortization ....................................               47,064                38,794                34,110
Increase in other assets .........................................               (7,854)             (216,916)             (174,641)
Increase (decrease) in other liabilities .........................               42,193              (279,740)              292,822
                                                                            -----------           -----------           -----------
Cash used for operating activities: ..............................             (512,607)           (1,024,358)              (36,799)
                                                                            -----------           -----------           -----------

Cash flow from investing activities:
Purchases of premises and equipment ..............................              (30,570)              (41,321)              (71,263)
                                                                            -----------           -----------           -----------
Cash used for investing activities ...............................              (30,570)              (41,321)              (71,263)
                                                                            -----------           -----------           -----------


                                                                                   1997                1996                 1995
                                                                              -----------          -----------          -----------
Cash from financing activities:
(Repayments)  net proceeds of note payable ..........................             (10,833)           1,200,000             (125,000)
Proceeds from issuance of common stock ..............................              83,266               53,966              118,386
Cash in lieu of fractional shares ...................................              (2,083)              (2,216)
Dividends received from subsidiaries ................................             299,200
                                                                              -----------          -----------          -----------
Cash provided by (used for) financing activities ....................             369,550            1,251,750               (6,614)
                                                                              -----------          -----------          -----------

(Decrease) increase in cash and cash equivalents ....................            (173,627)             186,071             (114,676)
Cash and cash equivalents at beginning of year ......................             235,042               48,971              163,647
                                                                              -----------          -----------          -----------
Cash and cash equivalents at end of year ............................         $    61,415          $   235,042          $    48,971
                                                                              ===========          ===========          ===========

Supplemental disclosures of cash flow information:
Cash paid for interest ..............................................         $    90,096          $    45,912          $       223


NOTE 18 - FINANCIAL INSTRUMENTS

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

Standby letters of credit are conditional commitments issued by BOCL and BOC to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support private borrowing arrangements. Most guarantees expire by December 1998. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies but may include accounts receivable, inventory, equipment, marketable securities and property. Since most of the letters of credit are expected to expire without being drawn upon, they do not necessarily represent future cash requirements.

The  estimated  fair  values  of  the   Corporation's   consolidated   financial
instruments were as follows at:

(balances in thousands)

                                                                             December 31, 1997                December 31, 1996
                                                                             -----------------                -----------------
                                                                         Carrying          Fair           Carrying           Fair
                                                                          Amount           Value            Amount           Value
                                                                         --------         --------         --------         --------
Financial Assets:
  Cash and cash equivalents ....................................         $ 16,153         $ 16,153         $ 13,092         $ 13,092
  Investment securities ........................................           43,026           43,086           34,106           34,070
  Loans receivable .............................................          142,671          147,563          113,879          117,308
                                                                         --------         --------         --------         --------
      Total Financial Assets: ..................................         $201,850         $206,802         $161,077         $164,470
                                                                         ========         ========         ========         ========

Financial Liabilities:
  Deposits .....................................................          182,673          182,878          145,408          145,509
  Federal  funds purchased and securities sold
    under agreements to repurchase .............................            3,096            3,096            2,674            2,674
  Note payable .................................................            1,189            1,189            1,200            1,200
 U.S. Treasury tax and loan accounts ..........................             1,330            1,330              784              784
                                                                         --------         --------         --------         --------
      Total Financial Liabilities: ..............................        $188,288         $188,493         $150,066         $150,167
                                                                         ========         ========         ========         ========

Off-balance-sheet financial instruments:
  Commitments to extend credit .................................           22,044           22,044           21,396           21,396
  Standby letters of credit ....................................            3,327            3,327            1,689            1,689


NOTE 19 - SIGNIFICANT GROUP CONCENTRATION OF CREDIT RISK

Most of BOCL's and BOC's business activity is with customers located within the Columbia, SC and Charleston, SC metropolitan areas, respectively. Although BOCL and BOC have diversified loan portfolios, a substantial portion of their debtor's ability to honor their contracts is dependent upon the economies of Columbia and Charleston and the surrounding areas.

The contractual amounts of credit-related financial instruments such as commitments to extend credit and letters of credit represent the amounts of potential accounting loss should the contract be fully drawn upon, the customer default, and the value of any existing collateral become worthless.


NOTE 20 - CONTINGENCIES

Litigation

In addition to the matter discussed in Note 2, the Corporation and its subsidiaries are parties to and defendants in litigation arising from normal banking activities. In the opinion of management, the ultimate resolution of these matters will not have a material effect on the Corporation's financial position or results of operations.

Year 2000 Considerations

Many existing computer programs use only two digits to identify a year in the date datum field. These programs were designed and developed without considering the impact of the upcoming change in the century. If uncorrected, many computer applications could fail or create erroneous results by or at the Year 2000. The Year 2000 issue affects virtually all companies and organizations.

Because the Corporation is heavily dependent upon computers, failure of the computer systems, or the computer systems of other entities to which the Corporation's computers are linked or on which they are dependent, to operate properly after December 31, 1999, could have a material adverse effect on the Corporation. Although management has prepared a plan for addressing year 2000 issues and believes that its computer systems will not experience any significant problems with the changeover to the year 2000, it has not yet tested its systems for year 2000 compliance. Furthermore, the Corporation has not received confirmation from all of the other entities with which its systems are linked or upon which its systems are dependent that such entities do not expect to encounter problems. In addition, computer problems experienced by the customers of the Banks and others could cause economic disruptions that would affect business. Therefore, there can be no assurance that the Corporation will not experience year 2000 problems, or that such problems, if experienced, will not have a material adverse effect on the Corporation. No special provision has been made by the Corporation for expenses related to the year 2000 problem, however, management has incorporated into it's 1998 budget certain expenses which will potentially be incurred as a result of the year 2000 problem.